As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Clayton Williams Energy, Inc.

and the Subsidiaries named in footnote (1) below

(Exact name of Co-Registrants as specified in their charters)

Delaware	1311	74-2396863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Six Desta Drive, Suite 6500 Midland, Texas 79705 (432) 682-6324		L. Paul Latham Executive Vice President and Chief Operating Officer Clayton Williams Energy, Inc. 6 Desta Drive, Suite 6500 Midland, Texas 79705-5510 (432) 682-6324
(Address, including ZIP Code, and telephone number, including area code, of Registrant’s principal executive offices)		(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

William R. Volk
Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746-7568
(512) 542-8400
(512) 542-8612 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
7 3/4% Senior Notes due 2013	$225,000,000	100%	$225,000,000	$26,483
Guarantees of 7 3/4% Senior Notes due 2013(3)	—	—	—	—

(1)        Blue Heel Company, a Delaware corporation (I.R.S. Employer Identification No. 75-2740345), CWEI Acquisitions Inc., a Delaware corporation (I.R.S. Employer Identification No. 75-2531463), CWEI Romere Pass Acquisition Corp., a Delaware corporation (I.R.S. Employer Identification No. 83-0378927), Romere Pass Acquisition L.L.C., a Delaware limited liability company (I.R.S. Employer Identification No. 72-1529502); Southwest Royalties, Inc., a Delaware corporation (I.R.S. Employer Identification No. 75-1917432); Tex-Hal Partners, Inc., a Delaware corporation (I.R.S. Employer Identification No. 75-2567750), and Warrior Gas Co., a Texas corporation (I.R.S. Employer Identification No. 75-2470747).

(2)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)        The 7 3/4% Senior Notes due 2013 are guaranteed by the Co-Registrants named in footnote 1 on a senior basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2005

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to acquire these securities in any state where the offer or sale is not permitted.

Prospectus

Clayton Williams Energy, Inc.

Blue Heel Company CWEI Acquisitions, Inc. CWEI Romere Pass Acquisition Corp.	Southwest Royalties, Inc. Tex-Hal Partners, Inc. Warrior Gas Co.
Romere Pass Acquisition L.L.C.

Offer to Exchange up to
$225,000,000 of 7 3/4% Senior Notes due 2013
Issued by Clayton Williams Energy, Inc. on July 20, 2005
for
$225,000,000 of 7 3/4% Senior Notes due 2013
the offer and exchange of which have been registered under the Securities Act of 1933

Terms of the Exchange Offer

•   We are offering to exchange up to $225,000,000 of our outstanding 7¾% Senior Notes due 2013 which were issued by us on July 20, 2005, and which we refer to herein as the “old notes,” for new notes with substantially identical terms, the offer and sale of which have been registered under the Securities Act of 1933.

•   We will exchange all outstanding old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•   There is no public market for the old notes or the new notes.

•   We are incurring all expenses associated with this registration.

•   The exchange offer expires at 5:00 p.m., New York City time, on                 , 2005, unless extended. We do not currently intend to extend the exchange offer.

•   Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer in accordance with the procedures set forth herein.

•   We believe that the exchange of new notes for old notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes.

•   We will not receive any proceeds from the exchange offer.

Terms of the New 7¾% Senior Notes due 2013 Offered in the Exchange Offer

Maturity

•   The new notes will mature on August 1, 2013.

Interest

•   Interest on the new notes is payable on February 1 and August 1 of each year, beginning February 1, 2006.

•   Interest will accrue from July 20, 2005.

Redemption

•   Prior to August 1, 2008, we may redeem up to 35% of the original principal amount of the new notes at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest, with the proceeds of certain equity offerings.

•   Prior to August 1, 2009, we may redeem some or all of the new notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. See “Description of the New Notes—Optional Redemption.”

•   On or after August 1, 2009, we may redeem some or all of the new notes pursuant to the redemption prices specified under the caption “Description of the New Notes—Optional Redemption.”

Mandatory Offers to Repurchase

•   Subject to certain conditions, if we experience a change of control, we may be required to repurchase some or all of the new notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest.

•   Certain asset dispositions may require us to use the proceeds from those dispositions, to repurchase the new notes at 100% of the principal amount, plus accrued and unpaid interest, unless we use such proceeds to repay indebtedness or to invest in assets related to our business.

Ranking

•   The new notes are our general unsecured obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the new notes, and will rank equally in right of payment with all existing and future liabilities that are not so subordinated and will be effectively subordinated to all of our secured indebtedness and the liabilities of our subsidiaries that do not guarantee the new notes. The subsidiary guarantees are our guarantor subsidiaries’ general unsecured obligations and will have the same ranking with respect to indebtedness of our subsidiary guarantors, as the new notes will have with respect to our indebtedness.

See “Risk Factors” on page 11 for a discussion of factors you should consider before participating in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date of this exchange offer and ending on the close of business 180 days after the expiration date, we and the guarantors will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2005

Table of contents

Forward Looking Statements	ii	Material United States Federal Income Tax Considerations	121
Prospectus Summary	1
Risk Factors	11	Certain ERISA Considerations	126
Exchange Offer	25	Plan of Distribution	128
Use of Proceeds	34	Legal Matters	129
Capitalization	35	Experts	129
Unaudited pro forma financial data	36	Where You Can Find More Information	130
Business	40
Description of the New Notes	56	Incorporation by Reference	131

This prospectus incorporates important business and financial information about Clayton Williams Energy, Inc. that is not included in or delivered with this prospectus. Such information is available without charge upon written or oral request made to Patti Hollums, Director of Investor Relations, Clayton Williams Energy, Inc., Claydesta Center, Six Desta Drive, Suite 6500, Midland, Texas 79705 (Tel. 432.688.3419; Fax 432.688.3247). To obtain timely delivery of any requested information, you must make any request no later than                    , 2005.

i

Forward-looking statements

This prospectus and the documents incorporated by reference in this prospectus contain or incorporate by reference certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding our plans, beliefs or current expectations and may be signified by the words “could,” “should,” “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “forecast,” “predict” and other similar expressions. Forward-looking statements appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus with respect to, among other things: profitability; planned capital expenditures; estimates of oil and gas production; estimates of future oil and gas prices; estimates of oil and gas reserves; our future financial condition or results of operations; and our business strategy and other plans and objectives for future operations.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements made in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•       risks experienced in exploration activities;

•       our ability to develop and replace reserves;

•       volatility of oil and natural gas prices;

•       control by our principal stockholder;

•       uncertainty of our liquidity;

•       results of hedging transactions;

•       uncertainties about estimates of reserves;

•       our ability to successfully integrate acquired operations into our existing operations;

•       drilling activity being less successful than expected;

•       production variance from expectations;

•       the availability of transportation facilities and other equipment;

•       competition for properties, equipment, data and labor;

ii

•       changes in government regulation; and

•       other risks associated with oil and gas drilling and production.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured precisely. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by our reserve engineers. While we currently believe that our reserve estimates are reasonable, the results of drilling, testing and production activities may justify revisions of these estimates in the future. If significant, such revisions could change the schedule of any further production and development drilling. Reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

You should also read carefully the factors described in the “Risk factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus be realized, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements that we make in this prospectus speak only as of the date of such statements, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

Prospectus summary

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before deciding to exchange your old notes for new notes. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and related notes to those financial statements incorporated by reference in this prospectus.

Unless otherwise noted herein, as used in this prospectus, “Clayton Williams Energy,” “CWEI,” “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to Clayton Williams Energy, Inc. and its subsidiaries, except where the context otherwise requires. You will find definitions for oil and natural gas industry terms used throughout the prospectus in “Glossary of certain oil and natural gas terms.”

Clayton Williams Energy, Inc.

We are an oil and natural gas exploration, development, acquisition and production company based in Midland, Texas. Our core areas of operation are the Permian Basin, Louisiana and the Austin Chalk (Trend) and Cotton Valley Reef plays of east Texas. On December 31, 2004, our estimated proved reserves were 299 Bcfe, of which 72% were proved developed, and our pre-tax SEC PV-10 value was $705.3 million. As of December 31, 2004, we had a balanced portfolio of oil and natural gas reserves, with approximately 46% of our proved reserves consisting of natural gas and approximately 54% consisting of oil and natural gas liquids. During 2004, we achieved average net production of 87.7 Mmcfe per day, which implies a reserve life of approximately 9.3 years.

The following table presents our December 31, 2004 reserves, pre-tax SEC PV-10 and our average daily production for 2004 and the six months ended June 30, 2005 by our core areas of operation.

	Proved reserves as of						Average daily production (Mcfe)
	December 31, 2004								Six months
	Oil(1) (Mbbl)	Natural gas (Mmcf)	Total (Mmcfe)	Natural gas %	Pre-tax SEC PV-10 ($mm)(2)		Year ended December 31, 2004		ended June 30, 2005
Permian Basin	17,113	85,243	187,921	45.4%	$345.0		25,196	(3)	37,302
Louisiana	1,942	26,844	38,496	69.7%	167.3		18,419		23,845
Austin Chalk (Trend)	7,586	6,225	51,741	12.0%	124.4		18,149		16,375
Cotton Valley Reef Complex	—	19,116	19,116	100.0%	64.0		23,131		17,312
Other	152	850	1,762	48.2%	4.6		2,764		1,909
Total	26,793	138,278	299,036	46.2%	$705.3	(2)	87,659		96,743

(1)   Includes natural gas liquids.

(2)   Pre-tax SEC PV-10 is the estimated discounted present value of future net revenues from our estimated proved reserves determined in accordance with SEC guidelines.

(3)   Excludes pre-acquisition production from SWR properties acquired in May 2004. Average daily production for SWR on an annualized basis for 2004 was 12,593 Mcf of gas and 2,599 barrels of oil based on 224 days of production.

Since our incorporation in 1991, we have built a strong asset base, and, in 2004, we added estimated proved reserves from all sources equal to 732% of our 2004 production. Finding quality domestic oil and gas reserves through exploration is a significant challenge and involves a high degree of risk. Although our recent exploration results have improved, our drilling successes in 2002 and 2003 were limited, and we did not find sufficient reserves to replace our production through exploration activities. We plan to continue to grow our reserves through a combination of exploration, development and acquisitions. We plan to focus our exploration and development activity primarily in the Permian Basin and Louisiana, and we have allocated approximately 77% of our current planned capital expenditures for 2005 of $145 million to these areas. We intend to spend approximately $101 million on exploration activities in 2005, of which 47% is allocated for exploration in Louisiana. We also plan to spend approximately $44 million on developmental drilling with 82% of this amount allocated to the Permian Basin.

We seek to serve as operator of the wells in which we own a significant interest. As operator, we are in a better position to:

•       control the timing and plans for future drilling and exploitation efforts;

•       control costs of drilling, completing and producing oil and gas wells; and

•       market our oil and gas production.

At June 30, 2005, we were the operator of approximately 1,200 wells, which accounted for approximately 78% of our net oil and gas production for the six months ended June 30, 2005.

We plan to continue growing our reserves and drilling inventory through acquisitions. On May 21, 2004, we acquired Southwest Royalties, Inc. (“SWR”) for $180.4 million in cash and assumed liabilities. SWR had approximately 170.8 Bcfe of proved reserves, 95% of which were located in the Permian Basin. The SWR acquisition added an estimated 120 PUD well locations and 60 recompletion opportunities to our inventory of drilling locations. It also allowed us to rebalance our drilling portfolio between exploration and development prospects, extend our implied reserve life and establish a significant presence in the Permian Basin.

Private placement of 7 3/4% Senior Notes

On July 20, 2005, we completed the private offering of $225 million of 7¾% senior notes due 2013. The proceeds from the offering were used to repay all outstanding amounts under our senior revolving credit facility and our senior term credit facility. Any remaining proceeds will be used for general corporate purposes, including the funding of planned exploration and development activities.

We are a publicly traded company, with our common stock quoted on the NASDAQ National Market under the symbol “CWEI.” We were incorporated in 1991 and have been a publicly held company since 1993.

Our principal executive offices are located at the Claydesta Center, Six Desta Drive, Suite 6500, Midland, Texas 79705. Our telephone number is (432) 682-6324. We also maintain a website at http://www.claytonwilliams.com which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

The exchange offer

On July 20, 2005, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchaser in the private offering of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer within 210 days following the date of the original issuance of the old notes. The following is a summary of the exchange offer.

Exchange offer	We are offering to exchange new notes for old notes.
Expiration date

The exchange offer will expire at 5:00 p.m. New York City time, on                     , 2005, unless we decide to extend it. We do not currently intend to extend the exchange offer. The exchange offer must remain open for not less than twenty days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the old notes.

Condition to the exchange offer

The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The tender of a minimum aggregate principal amount of old notes is not a condition to the exchange offer.

Procedures for tendering old notes

To participate in the exchange offer, you must follow the automated tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your old notes; and
• you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering” and “—Book-Entry Transfer.”

Guaranteed delivery procedures	None.

Withdrawal of tenders

You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of old notes and delivery of new notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will also deliver the new notes as promptly as practicable after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Resale

We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act so long as you are acquiring the new notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each participating broker-dealer that receives new notes for its own account under the exchange offer for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Any holder of old notes who:
• is our affiliate,
• does not acquire new notes in the ordinary course of its business, or
• exchanges old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes,

must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.
Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”
Use of proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Consequences of failure to exchange old notes

If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Tax consideration

We believe that the exchange of new notes for old notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Please read “United States Federal Income Tax Considerations.”

Exchange agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the following address: Wells Fargo Bank, National Association, Sixth St. and Marquette Ave., Minneapolis, MN 55479. Eligible institutions may make requests by facsimile at 612.667.9825.

Terms of the new notes

The new notes will be identical to the old notes except that the offer and exchange of the new notes is registered under the Securities Act and the new notes will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new note and the old notes. When we use the term “notes,” we mean the new notes together with the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled “Description of the New Notes.”

Issuer	Clayton Williams Energy, Inc.
Notes offered	$225 million aggregate principal amount of 7 3/4% Senior Notes due 2013.
Maturity date	August 1, 2013.
Interest payment dates	February 1 and August 1 of each year, commencing on February 1, 2006.
Mandatory redemption	None.
Optional redemption

The new notes will be redeemable at our option, in whole or in part, at any time on or after August 1, 2009, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to August 1, 2008, we may redeem up to 35% of the original principal amount of the new notes with the proceeds of certain equity offerings of our common shares at a redemption price of 107.75% of the principal amount of the new notes, together with accrued and unpaid interest, if any, to the date of redemption. In addition, we may redeem some or all of the new notes prior to August 1, 2009, at a price equal to 100% of the principal amount of the new notes plus a “make-whole” premium. See “Description of the New Notes—Optional Redemption.”

Guarantees

The new notes are guaranteed by all of our material wholly owned subsidiaries, each of which also guarantees our obligations under our revolving credit agreement (the “senior revolving credit facility”) dated May 21, 2004 among us, JPMorgan Chase Bank, N.A. (formerly Bank One, N.A.) and the lenders party thereto. Any additional material subsidiaries that we create or acquire will also guarantee the new notes. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the new notes will have with respect to our indebtedness.

Ranking	The new notes:
• are general unsecured, senior obligations of the Company;
• rank equally in right of payment to all of our existing and future senior indebtedness without giving effect to collateral agreements;
• are effectively junior to our secured debt, including amounts that may be borrowed under our senior revolving credit facility, to the extent of the value of the assets securing such debt;
• rank senior in right of payment to all our existing and future subordinated indebtedness; and

•  are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our existing and future subsidiaries that do not guarantee the new notes. See “Capitalization” and “Description of the New Notes—Subordination.”

Mandatory offers to purchase

The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your new notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days to repay indebtedness (with a corresponding reduction in commitment) or to invest in assets related to our business.

Certain covenants

We will issue the new notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional debt;
• issue redeemable stock and preferred stock;
• repurchase capital stock;
• make other restricted payments including, without limitation, paying dividends and making investments;
• create liens without securing the new notes;
• redeem debt that is junior in right of payment to the new notes;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• enter into agreements that restrict dividends from subsidiaries;
• enter into mergers or consolidations;
• enter into transactions with affiliates;
• guarantee indebtedness; and
• enter into new lines of business.
These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of the new notes.”

Exchange offer; registration rights

In connection with the issuance of the new notes, we, the subsidiary guarantors and the initial purchaser will enter into an agreement for your benefit obligating us to file a registration statement with the Securities and Exchange Commission so that you can:

• exchange the new notes for registered notes having substantially the same terms as the new notes and evidencing the same indebtedness as the new notes; and
• exchange the related guarantees for registered guarantees having substantially the same terms as the original guarantees.

We and our subsidiary guarantors will use our reasonable best efforts to cause the exchange to be completed within 210 days after the issuance of the old notes. You will be entitled to the payment of additional interest if we do not comply with these obligations within that time period.

Transfer restrictions; absence of public market for the new notes

The new notes are a new issue of securities and there is currently no established trading market for the new notes. If issued, the new notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. The new notes will be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system. For more information, see “Transfer restrictions.”

Risk factors

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under “Risk Factors,” beginning on page 11, for a discussion of risks involved with an investment in the new notes.

Ratio of earnings to fixed charges

	Year Ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges(1)	10.7x	—	—	6.1x	—	1.0x

(1)   For purposes of calculating the ratio of earnings to fixed charge, “earnings” consists of income (loss) from continuing operations, plus fixed charges. “Fixed charges” consist of interest and financing expense, amortization of deferred financing costs and the estimated interest factor attributable to rental expense. For the years ended December 31, 2001, 2002 and 2004, our ratio of earnings to fixed charges was less than one-to-one, and our coverage deficiency was $6.1 million, $5.9 million and $14.9 million, respectively.

Risk factors

This offering involves a high degree of risk. You should carefully consider and evaluate all the information and data included or incorporated by reference in this prospectus, including the risks described below, before you decide to participate in the exchange offer. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the new notes could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus.

Risks related to our business

Our exploration activities subject us to greater risks than development activities.

For 2005, approximately 70% of our planned capital expenditures relate to exploratory prospects. Exploration is a higher risk activity than development. Exploration activities involve the drilling of wells in areas where there is little or no known production. Development activities relate to increasing oil or natural gas production from an area that is known to be productive by drilling additional wells, working over and recompleting existing wells and other production enhancement techniques. Exploration projects are identified through subjective analysis of geological and geophysical data, including the use of 3-D seismic and other available technology. By comparison, the identification of development prospects is significantly based upon existing production surrounding or adjacent to the proposed drilling site.

Because we engage in exploration activities, we have a greater risk of drilling dry holes or not finding oil and natural gas that can be produced economically. The seismic data and other technology we use does not allow us to know with certainty prior to drilling a well whether oil or natural gas is present or can be produced economically. We charged to expense $68.0 million in 2004 and $17.7 million in the first six months of 2005 for abandonment and impairment, most of which was related to unsuccessful exploratory drilling activities in south Louisiana, the Black Warrior Basin of Mississippi, the Cotton Valley/Knowles area of east Texas and south Texas. We cannot assure you that any of our future exploration efforts will be successful. If these activities are unsuccessful, it will have a significant adverse affect on our results of operations, cash flow and capital resources.

If we do not replace reserves we produce, our financial results will suffer.

In general, the volume of production from an oil and gas property declines as reserves related to that property are depleted. The decline rates depend upon reservoir characteristics. Historically, our oil and gas properties have had steep rates of decline and short estimated productive lives. The implied life of our proved reserves at December 31, 2004 is approximately 9.3 years, based on 2004 production levels.

Our oil and gas reserves will decline as they are produced unless we are able to conduct successful exploration and development activities or acquire properties with proved reserves. Because we are engaged to a large extent in exploration activities, our ability to replace produced reserves is subject to a higher level of risk than when we were drilling development wells in the Austin Chalk (Trend).

Volatility of oil and gas prices significantly affects our cash flow and capital resources and our ability to produce oil and gas economically.

Historically, the markets for oil and gas have been volatile, and we believe that they are likely to continue to be volatile. Significant changes in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control. We cannot predict, with any degree of certainty, future oil and natural gas prices. Changes in oil and natural gas prices significantly affect our revenues, operating results, profitability and the value of our oil and gas reserves. Those prices also affect the amount of cash flow available for capital expenditures, our ability to borrow money or raise additional capital and the amount of oil and natural gas that we can produce economically. The amount we can borrow under our senior revolving credit facility is subject to periodic redeterminations based in part on current prices for oil and natural gas at the time of the redetermination.

Changes in oil and gas prices impact both our estimated future net revenue and the estimated quantity of proved reserves. Price increases may permit additional quantities of reserves to be produced economically, and price decreases may render uneconomic the production of reserves previously classified as proved. Thus, we may experience material increases and decreases in reserve quantities solely as a result of price changes and not as a result of drilling or well performance. We attempt to optimize the price we receive for our oil and gas production while maintaining a prudent hedging program to mitigate our exposure to declining product prices. Our management may elect to enter into and terminate hedges based on expectations of future market conditions. If prices continue to rise while our hedges are in place, we will forego revenue we would have otherwise received. If we terminate a hedge because we anticipate an increase in product prices that we would not realize with the hedge in place, and product prices do not increase as anticipated, we may be exposed to downside risk that would not have existed otherwise.

Our liquidity, including the availability of capital resources, is uncertain.

Our cash flow forecasts indicate that the amount of funds available to us under our senior revolving credit facility, when combined with our anticipated operating cash flow, will be sufficient to finance our capital expenditures and will provide us with adequate liquidity at least through 2005. Events, such as those described below, could cause the borrowing base of our senior revolving credit facility to be less than expected, cash flow to be less than expected, or capital expenditures to be more than expected.

Adverse changes in reserve estimates or commodity prices could reduce the borrowing base of our senior revolving credit facility.   The banks establish the borrowing base of our senior revolving credit facility at least twice annually by preparing a reserve report using price-risk assumptions they believe are proper under the circumstances. Any adverse changes in estimated quantities of reserves, the pricing parameters being used or the risk factors being applied, since the date of the last borrowing base determination, could lower the borrowing base under our senior revolving credit facility. Reductions in the borrowing base may cause outstanding debt to equal or exceed the borrowing base. In this event, we will not be able to borrow any additional funds, and we will be required to repay the excess or convert the debt to a term note. Without availability under our senior revolving credit facility, we may be unable to meet our obligations as they mature.

Adverse changes in reserve estimates or commodity prices could reduce our cash flow from operating activities.   We rely on estimates of reserves to forecast our cash flow from operating activities. If the production from those reserves is delayed or is lower than expected, our cash flow from operating activities may be lower than we anticipated. Commodity prices also impact our cash flow from operating activities. Based on December 31, 2004 reserve estimates, we project that a $1.00/Bbl drop in oil price and a $.50/Mmbtu drop in gas price would reduce our gross revenues in 2005 by approximately $2.3 million and $10.5 million, respectively.

Delays in bringing successful wells on production may reduce our liquidity.   As a general rule, we experience a significant lag time between the initial cash outlay on a prospect and the inclusion of any value for such prospect in the borrowing base under our senior revolving credit facility. Until a well is on production, the banks may assign only a minimal borrowing base value to the well, and cash flows from the well are not available to fund our operating expense. Delays in bringing wells on production may reduce the borrowing base significantly, depending on the amounts borrowed and the length of the delays.

Hedging transactions may limit our potential gains and involve other risks.

From time to time, we use commodity derivatives, consisting of “swaps,” “collars” and “floors,” to attempt to optimize the price we receive for the sale of our oil and natural gas production. When using swaps to hedge our oil and natural gas production, we receive a fixed price for the hedged commodity and pay a floating market price as defined in each contract (generally NYMEX futures prices), resulting in a net amount due to or from the counterparty at the settlement date. Collars are a combination of options that provide us with a put option (fixed floor price) in exchange for a call option (fixed ceiling price). If the market price for the hedged commodity exceeds the fixed ceiling price or falls below the fixed floor price, then we receive the fixed price and pay the market price. If the market price is between the fixed floor and the fixed ceiling prices, then no payments are due from either party. In addition, we may purchase put options in which we pay the counterparty the fair value of the option at the purchase date and receive from the counterparty the excess, if any, of the fixed floor price over the floating market price.

The decision to initiate or terminate commodity hedges is made by management based on its expectation of future market price movements. We have no set goals for the percentage of our production we hedge and we do not use any formulas or triggers in deciding when to initiate or terminate a hedge. However, our senior revolving credit facility requires us to hedge at least 60% of our expected oil and gas production through 2005. If we enter into swaps or collars and the floating market price at the settlement date is higher than the fixed price or the fixed ceiling price, we will forego revenue we would have otherwise received. If we terminate a swap, collar or floor because we anticipate future increases in market prices, we may be exposed to downside risk that would not have existed otherwise.

Information concerning our reserves and future net reserve estimates is inherently uncertain.

The accuracy of proved reserves estimates and estimated future net revenues from such reserves is a function of the quality of available geological, geophysical, engineering and economic data and is subject to various assumptions, including assumptions required by the Securities and Exchange Commission relating to oil and gas prices, drilling and operating expenses, and other matters. Although we believe that our estimated proved reserves represent reserves that we are reasonably certain to recover, actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will most likely vary from the assumptions and estimates used to determine proved reserves. Any significant variance could materially affect the estimated quantities and value of our oil and gas reserves, which in turn could adversely affect our cash flow, results of operations and the availability of capital resources. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control. Downward adjustments to our estimated proved reserves could require us to write down the carrying value of our oil and gas properties, which would reduce our earnings and our stockholders’ equity.

The present value of proved reserves will not necessarily equal the current fair market value of our estimated oil and gas reserves. In accordance with the reserve reporting requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than those as of the date of the estimate. The timing of both the production and the expenses with respect to the development and production of oil and gas properties will affect the timing of future net cash flows from proved reserves and their present value.

The estimated proved reserve information is based upon reserve reports prepared by independent engineers. From time to time, estimates of our reserves are also made by our banks in establishing the borrowing base under our senior revolving credit facility and by our engineers for use in developing business plans and making various decisions. Such estimates may vary significantly from those of the independent engineers and have a material effect upon our business decisions and available capital resources.

Acquisitions are subject to the risks and uncertainties of evaluating reserves and potential liabilities and may be disruptive and difficult to integrate into our business.

We plan to continue growing our reserves and drilling inventory through acquisitions. Acquired properties can be subject to significant unknown liabilities. Prior to completing an acquisition, it is generally not feasible to conduct a detailed review of each individual property to be acquired in an acquisition. Even a detailed review or inspection of each property may not reveal all existing or potential liabilities associated with owning or operating the property. Moreover, some potential liabilities, such as environmental liabilities related to groundwater contamination, may not be discovered even when a review or inspection is performed.

Our initial reserve estimates for acquired properties may be inaccurate. Downward adjustments to our estimated proved reserves, including reserves added through acquisitions, could require us to write down the carrying value of our oil and gas properties, which would reduce our earnings and our stockholders’ equity.

Our failure to integrate acquired businesses successfully into our existing business could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

Drilling oil and natural gas wells is a high-risk activity and subjects us to a variety of factors that we cannot control.

Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that we may not encounter commercially productive oil or natural gas reservoirs. We may not recover all or any portion of our investment in new wells. The presence of unanticipated pressures or irregularities in formations, miscalculations or accidents may cause our drilling activities to be unsuccessful and result in a total loss of our investment. In addition, we often are uncertain as to the future cost or timing of drilling, completing and operating wells. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•       unexpected drilling conditions;

•       title problems;

•       pressure or irregularities in formations;

•       equipment failures or accidents;

•       adverse weather conditions;

•       compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities; and

•       costs of, or shortages or delays in the availability of, drilling rigs, tubular materials and equipment and services.

We may not be insured against all of the operating hazards to which our business is exposed.

Our operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operation, operations which could result in substantial loss. We maintain insurance against some, but not all, of the risks described above. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot assure you of the continued availability of insurance at premium levels that justify its purchase.

Our business depends on oil and natural gas transportation facilities, most of which are owned by others.

The marketability of our oil and natural gas production depends in large part on the availability, proximity and capacity of pipeline systems owned by third parties. The unavailability of or lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of drilling plans for properties. Although we have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

A shortage of available drilling rigs, equipment and personnel may delay or restrict our operations.

The oil and natural gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or personnel. During these periods, the costs and delivery times of drilling rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment, supplies or personnel may increase drilling costs or delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

Our industry is highly competitive.

Competition in all areas of our operations is intense. We experience competition from major and independent oil and gas companies and oil and gas syndicates in bidding for desirable oil and gas properties, as well as in acquiring the equipment, data and labor required to operate and develop such properties. A number of our competitors have financial resources and acquisition, exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies. Competitors may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to increase reserves in the future will depend on our success at selecting and acquiring suitable producing properties and prospects for future development and exploration activities.

In addition, the oil and gas industry as a whole competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. The price and availability of alternative energy sources could adversely affect our revenue.

The market for our oil, gas and natural gas liquids production depends on factors beyond our control, including domestic and foreign political conditions, the overall level of supply of and demand for oil, gas and natural gas liquids, the price of imports of oil and gas, weather conditions, the price and availability of alternative fuels, the proximity and capacity of gas pipelines and other transportation facilities and overall economic conditions.

Our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel.

Our success is highly dependent on our senior management personnel, none of whom are currently subject to an employment contract. The loss of one or more of these individuals could have a material adverse effect on our business. Furthermore, competition for experienced technical and other professional personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

We are primarily controlled by our principal stockholder.

Clayton W. Williams beneficially owns, either individually or through his affiliates, approximately 42% of the outstanding shares of our common stock. Mr. Williams is also the Chairman of the Board and Chief Executive Officer. As a result, Mr. Williams has significant influence in matters voted on by our shareholders, including the election of board members, and in management decisions. Mr. Williams actively participates in all facets of our business and has a significant impact on both our business strategy and daily operations. The retirement, incapacity or death of Mr. Williams, or any change in the power to vote his shares, could result in negative market or industry perception and could have a material adverse effect on our business.

By extending credit to our customers, we are exposed to potential economic loss.

We sell our oil and natural gas production to various customers, serve as operator in the drilling, completion and operation of oil and gas wells, and enter into derivatives with various counterparties. As appropriate, we obtain letters of credit to secure amounts due from our principal oil and gas purchasers and follow other procedures to monitor credit risk from joint owners and derivatives counterparties. We cannot assure you that we will not suffer any economic loss related to credit risks in the future.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

All of the states in which we operate generally require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. The statutes and regulations of certain states also limit the rate at which oil and gas can be produced from our properties.

The Federal Energy Regulatory Commission (“FERC”) regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive for sales of such production. Since the mid-1980s, the FERC has issued various orders that have significantly altered the marketing and transportation of gas. These orders resulted in a fundamental restructuring of interstate pipeline sales and transportation services, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. These FERC actions were designed to increase competition within all phases of the gas industry. The interstate regulatory framework may enhance our ability to market and transport our gas, although it may also subject us to greater competition and to the more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

Our sales of oil and natural gas liquids are not presently regulated and are made at market prices. The price we receive from the sale of those products is affected by the cost of transporting the products to market. The FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rate to inflation, subject to certain conditions and limitations. We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs which may have the effect of reducing wellhead prices for oil and natural gas liquids.

Our exploration and production activities are subject to extensive environmental regulations, and to laws that can give rise to substantial liabilities from environmental contamination.

Our operations are subject to extensive federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including properties in which we have an ownership interest but no operational control, properties we formerly owned or operated and sites where our wastes have been treated or disposed of, as well as at properties that we currently own or operate. Such liabilities may arise even where the contamination does not result from any noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that we could be held responsible for more than our share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

We have incurred expenses in connection with environmental compliance, and we anticipate that we will continue to do so in the future. Failure to comply with extensive applicable environmental laws and regulations could result in significant civil or criminal penalties and remediation costs. Some of our properties, including properties in which we have an ownership interest but no operating control, may be affected by environmental contamination that may require investigation or remediation. Some of our operations are located in environmentally sensitive environments, such as coastal waters, wetlands and other protected areas. Some of our operations are in areas particularly susceptible to damage by hurricanes or other destructive storms, which could result in damage to facilities and discharge of pollutants. In addition, claims are sometimes made or threatened against companies engaged in oil and gas exploration and production by owners of surface estates, adjoining properties or others alleging damage resulting from environmental contamination and other incidents of operation, and such claims have been asserted against us as well as companies we have acquired. Compliance with, and liabilities for remediation under, these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our business, financial condition and results of operations.

Risks related to the exchange offer and the new notes

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act. Further, if you continue to hold any old notes after the exchange offer is consummated, you may not be able to sell the old notes because there will be fewer old notes outstanding.

We may not be able to generate sufficient cash to service all of our indebtedness, including the new notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the new notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements including the senior revolving credit facility and the indenture that governs the new notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior revolving credit facility and the indenture that governs the new notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•       our debt holders could declare all outstanding principal and interest to be due and payable;

•       the lenders under our senior revolving credit facility could terminate their commitments to loan us money and foreclose against the assets securing their borrowings; and

•       we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the new notes.

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the new notes will contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•       incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•       issue redeemable stock and preferred stock;

•       pay dividends or distributions or redeem or repurchase capital stock;

•       prepay, redeem or repurchase debt;

•       make loans, investments and capital expenditures;

•       enter into agreements that restrict distributions from our subsidiaries;

•       sell assets and capital stock of our subsidiaries;

•       enter into certain transactions with affiliates;

•       consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•       enter into new lines of business.

In addition, our senior revolving credit facility also contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior revolving credit facility and/or the new notes. Upon the occurrence of an event of default under our senior revolving credit facility, the lenders could elect to declare all amounts outstanding under our senior revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior revolving credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior revolving credit facility. If the lenders under our senior revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior revolving credit facility and our other indebtedness, including the new notes.

Our borrowings under our senior revolving credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The market price of the new notes may fluctuate significantly, which may result in losses for investors.

The market price of the new notes could be volatile. We expect the market price of the new notes to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

•       changes in oil and natural gas prices;

•       variations in quarterly drilling, recompletions, acquisitions and operating results;

•       changes in financial estimates by securities analysts;

•       changes in market valuations of comparable companies; and

•       future incurrence of more debt.

We may fail to meet expectations of the market or of securities analysts at some time in the future, and the market price of the new notes could decline as a result.

The new notes and the guarantees will be effectively subordinated to all of our secured debt, and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the new notes and the guarantees.

The new notes are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The new notes will be effectively subordinated to all our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of August 31, 2005, we have availability of approximately $132.5 million, the borrowing of which will not be limited by the indenture. All of those borrowings will be secured by substantially all of our assets and would rank effectively senior to the new notes and the guarantees. In addition, the indenture governing the new notes will, subject to some limitations, permit us to incur additional secured indebtedness and your notes will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the new notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because our senior revolving credit facility is a secured obligation, our failure to comply with the terms of the senior revolving credit facility would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets that serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the new notes. Holders of the new notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the new notes then outstanding. The guarantees of the new notes will have a similar ranking with respect to secured and unsecured senior indebtedness of the subsidiary guarantors as the new notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

We may not be able to repurchase the new notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior revolving credit facility or other future senior indebtedness from repurchasing all of the new notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your new notes unless we are able to refinance or obtain waivers under our senior revolving credit facility. Our failure to repurchase the new notes upon a change of control would cause a default under the indenture and a cross-default under the senior revolving credit facility. Our senior revolving credit facility also provides that a change of control, as defined therein, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the new notes and reducing the practical benefit of the offer-to-purchase provisions to the holders of the new notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the new notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the new notes and you may be required to continue to hold your notes despite the event. See “Description of the New Notes—Change of control.”

Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the new notes.

You may find it difficult to sell your new notes because an active trading market for the new notes may not develop.

Under the registration rights agreement, we have agreed to file a registration statement with the Securities and Exchange Commission to effect the exchange offer and to use our reasonable best efforts to cause such registration statement to become effective with respect to the new notes. The Securities and Exchange Commission, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the new notes generally may be resold or otherwise transferred by each holder of the new notes with no need for further registration. However, the new notes will constitute a new issue of securities with no established trading market. We cannot assure you that there will be an active trading market for the new notes, or, in the case of non-exchanging holders of the old notes, the trading market for the old notes following the exchange offer.

Federal and state fraudulent transfer laws permit a court to void the new notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes.

The issuance of the new notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the new notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•       we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•       payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•       we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the new notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the new notes or such guarantee or subordinate the new notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the new notes to repay any amounts received with respect to the new notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the new notes. Further, the voidance of the new notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•       the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•       the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•       it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the new notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the new notes.

Exchange offer

We sold the old notes on July 20, 2005 pursuant to a purchase agreement dated July 14, 2005, by and between us and the initial purchaser named therein. The old notes were subsequently offered by the initial purchaser to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act.

Purpose and effect of the exchange offer

In connection with the issuance of the old notes, we entered into a registration rights agreement under which we agreed to:

•  file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the old notes for new notes of ours having terms substantially identical in all material respects to the old notes except with respect to transfer restrictions;

•       use our reasonable best efforts to have such registration statement remain effective until 180 days after the closing of the exchange offer;

•       use our reasonable best efforts to consummate the exchange offer within 60 days after the date such registration statement is declared effective or 210 days after the issuance of the old notes;

•  keep the exchange offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes; and

•       to file a shelf registration for the resale of the old notes if we cannot consummate the exchange offer within the time period listed above and certain other circumstances described in this prospectus.

For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of the old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last date upon which we paid interest on the old note, unless no interest has been paid on the old note, in which case, interest shall be paid from the original issuance date of the old note.

Under existing interpretations of the staff of the Securities and Exchange Commission issued to third parties, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the Securities and Exchange Commission; provided, however, that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The staff of the Securities and Exchange Commission has taken the position in interpretations issued to third parties that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the registration statement covering the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of the new notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

A holder of old notes (other than certain specified holders) who wishes to exchange old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our “affiliate,” as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

•       any change of law or in applicable interpretations thereof by the staff of the Securities and Exchange Commission do not permit us to effect an exchange offer;

•  for any other reason the exchange offer is not consummated within 210 days after the issue date of the old notes; or

•  the initial purchaser so requests, no later than the 90th day after the consummation of the exchange offer, in connection with any offer or sale of the old notes;

then we will, at our cost, use our reasonable best efforts to file and use our reasonable best efforts to have declared effective a shelf registration statement covering resales of the old notes and any such privately issued new notes on or prior to the later of 210 calendar days after the issue date of the old notes or 60 days after the shelf registration statement is required to be filed with the Securities and Exchange Commission.

We will, if we file a shelf registration statement, among other things, use our reasonable best efforts to keep the shelf registration statement effective until two years after the issue date of the old notes, subject to certain exceptions, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

The registration rights agreement obligates us to pay additional cash interest on the principal amount of the applicable old notes and new notes (in addition to the stated interest on the old notes and the new notes) upon the occurrence of any of the following events:

•       if the registration statement of which this prospectus forms a part is not declared effective by the Securities and Exchange Commission on or prior to the 210th day after the issue date of the old notes (the “effectiveness deadline”); or

•  if we are obligated to file the shelf registration statement, it is not declared effective by the later of 210 calendar days after the issue date of the old notes or 60 days after the shelf registration statement is required to be filed with the Securities and Exchange Commission;

from and including the date on which any registration default shall occur to, but excluding, the earlier of (1) the date on which all registration defaults have been cured or (2) the date on which all the old notes and the new notes otherwise become freely transferable by holders other than our affiliates without further registration under the Securities Act. The additional cash interest will accrue at a rate of ..25% per annum during the 90 day period immediately following the occurrence of a registration default and shall increase by an additional ..25% per annum with respect to each subsequent 90 day period, up to a maximum amount of additional interest of 1% per annum.

Likewise, if after the shelf registration statement is declared effective it ceases to be effective or usable at any time within two years after the issue date of the old notes (subject to some exceptions) and any such failure to remain effective or usable exists for more than 30 days in any 12-month period, commencing on the 31st day in such 12-month period and ending on such date as the shelf registration statement has again been declared effective or become usable, or the date on which the new notes become freely tradable, the interest rate on the new notes will be increased by .25% per annum for the first 90 day period immediately following the occurrence of a registration default and shall increase by an additional .25% per annum with respect to each subsequent 90 day period, up to a maximum amount of additional interest of 1% per annum.

Resale of new notes

Based on no action letters of the staff of the Securities and Exchange Commission issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•  you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•  the new notes are acquired in the ordinary course of your business; and

•  you do not intend to participate in the distribution of the new notes.

The Securities and Exchange Commission has not considered, however, the exchange offer for the new notes in the context of a no action letter and we cannot guarantee that the Securities and Exchange Commission would make a similar determination with respect to the resale of the new notes by you.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement and the prospectus should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the exchange offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $225 million aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the Indenture relating to the old notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” Any broker-dealer who acquired the old notes directly from us and holds old notes that have, or are reasonably likely to have, the status of unsold allotments in an initial distribution will not receive new notes in the Exchange Offer, but rather will receive new notes privately issued in exchange for such old notes.

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005 unless, in our sole discretion, we extend it. We do not currently intend to extend the exchange offer.

Extensions, delays in acceptance, termination or amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders if the exchange offer is so extended. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange upon the expiration of the extended exchange offer.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•       to delay accepting for exchange any old notes,

•       to extend the exchange offer, or

•       to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. However, we may not delay acceptance for exchange of any old notes after the expiration of the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the exchange offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or staff interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time prior to or on the expiration of the offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time prior to or on the expiration of the offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the new notes under the Trust Indenture Act of 1939.

Procedures for tendering

How to tender generally

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please call the exchange agent whose address and phone number are described in the letter of transmittal.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by a global certificate held by Cede & Co. for the account of DTC. We have confirmed with DTC that the old notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Determinations under the exchange offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determinations will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the rights to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When we will issue new notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•       a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•       a properly transmitted agent’s message.

Return of old notes not accepted or exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your representations to us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•       any new notes that you receive will be acquired in the ordinary course of your business;

•       you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes within the meaning of the Securities Act;

•       if you are not a broker-dealer that you are not engaged in and do not intend to engage in the distribution of the new notes;

•       if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•  you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•       Securities and Exchange Commission registration fees;

•       fees and expenses of the exchange agent and trustee;

•       accounting and legal fees and printing costs; and

•       related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of failure to exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or unless the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the offer and exchange of the new notes have been registered under the Securities Act and the new notes will not have restrictions on transfer, registration rights or provisions for additional cash interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding indebtedness.

Capitalization

The following table sets forth our capitalization as of June 30, 2005 on an actual basis and as adjusted to reflect the application of the estimated net proceeds from the sale of the 7 3/4% Senior Notes on July 20, 2005. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and related notes incorporated herein.

	June 30, 2005
($ in thousands)	Actual	As adjusted
Debt:
Senior revolving credit facility	$159,600	—	(1)
Senior term credit facility	30,000	—	(2)
Other debt	34	34
Senior notes due 2013	—	225,000
Total debt	189,634	225,034
Stockholders’ equity:
Common stock, par value $0.10 per share; 30,000,000 shares authorized; 10,805,445 shares issued and outstanding	1,080	1,080
Additional paid-in capital	105,134	105,134
Retained earnings	12,802	12,802
Total stockholders’ equity	119,016	119,016
Total capitalization	$308,650	$344,050

(1)   All outstanding amounts outstanding under our senior revolving credit facility were paid with the proceeds of the offering of the old notes which closed on July 20, 2005. The borrowing base and availability under the senior revolving credit facility is $132.5 million. The amount outstanding under our senior revolving credit facility fluctuates throughout the year depending on our working capital and other general corporate needs.

(2)   All amounts outstanding under our senior term credit facility were paid with the proceeds of the offering of the old notes which closed on July 20, 2005.

Unaudited pro forma financial data

On May 21, 2004, the Company acquired all the outstanding common stock of SWR through a merger. Prior to the acquisition, SWR was a privately held, Midland-based energy company engaged in oil and gas exploration, production, development and acquisition activities in the United States. Primarily all of SWR’s properties are located in the Permian Basin of west Texas and southeastern New Mexico.

In connection with the acquisition of SWR, the Company paid $57.1 million to holders of SWR common stock and common stock warrants and assumed and refinanced approximately $113.9 million of SWR bank debt at closing. In addition, the Company incurred approximately $9.4 million of merger-related costs, including (i) the assumption of SWR’s obligations to its officers and employees pursuant to change of control arrangements and (ii) investment banking, legal, accounting and other direct transaction costs related to the acquisition of SWR.

The Company has accounted for the acquisition of SWR using the purchase method of accounting for business combinations. Under this method of accounting, the Company is deemed to be the acquirer for accounting purposes. SWR’s assets and liabilities were revalued under the purchase method of accounting and recorded at their estimated fair values.

The following table reflects the unaudited pro forma results of operations for the year ended December 31, 2004 as though the acquisition of SWR had occurred on January 1, 2004. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

Unaudited pro forma combined statement of operations

	Year ended December 31, 2004
			Pro forma
	CWEI	SWR	adjustments		Pro forma
($ in thousands)	historical	historical	(See Note 2)		combined
Revenues:
Oil and gas sales	$193,127	$23,767	$—		$216,894
Natural gas services	9,083	—	—		9,083
Gain on sales of property and equipment	4,120	—	—		4,120
Total revenues	206,330	23,767	—		230,097
Costs and expenses:
Production	41,163	6,117	—		47,280
Exploration
Abandonments and impairments	67,956	—	476	(a)	68,432
Seismic and other	7,124	—	—		7,124
Natural gas services	8,538	—	—		8,538
Depreciation, depletion and amortization	44,040	2,222	2,812	(b)	49,074
Accretion of abandonment obligations	1,044	271	—		1,315
General and administrative	11,689	1,604	23	(a)	13,316
Loss on sales of property and equipment	14,337	—	—		14,337
Total costs and expenses	195,891	10,214	3,311		209,416
Operating income (loss)	10,439	13,553	(3,311)		20,681
Other income (expense):
Interest expense	(7,877)	(2,863)	(1,113	)(c)	(11,853)
Change in fair value of derivatives	(25,329)	(23,388)	—		(48,717)
Mark-to-market loss on common stock warrants	—	(1,214)	1,214	(d)	—
Other	1,354	38	—		1,392
Total other income (expense)	(31,852)	(27,427)	101		(59,178)
Loss before income taxes	(21,413)	(13,874)	(3,210)		(38,497)
Income tax expense (benefit)	(7,385)	50	(5,929	)(e)	(13,264)
Net loss	$(14,028)	$(13,924)	$2,719		$(25,233)
Net loss per common share:
Basic	$(1.37)				$(2.34)
Diluted	$(1.37)				$(2.34)
Weighted average common shares outstanding (in thousands):
Basic	10,213				10,765
Diluted	10,213				10,765

Notes to unaudited pro forma
combined statement of operations

1.   Basis of presentation

The accompanying unaudited pro forma combined statement of operations presents the pro forma effects of the acquisition of SWR and the related sale of common stock as though these transactions occurred on January 1, 2004. The historical information for SWR was for the period from January 1, 2004 through May 21, 2004.

In connection with the acquisition, CWEI paid $57.1 million to holders of SWR common stock and common stock warrants ($45.01 per share) and assumed and refinanced approximately $113.9 million of SWR bank debt at closing. In addition to these amounts, the purchase price includes certain other costs incurred and liabilities assumed, as follows:

•       Other non-current liabilities of SWR assumed by CWEI include (i) $7.1 million of asset retirement obligations accounted for under Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, (ii) $10 million liability related to the fair value of derivative instruments, and (iii) $1.1 million of other liabilities.

•       CWEI incurred transaction costs related to the acquisition of approximately $9.4 million. These costs consisted of investment banking expenses, legal, accounting and other direct costs, including $5.1 million related to the assumption of SWR’s obligations to its officers and employees pursuant to change in control arrangements. Post-acquisition compensation of SWR employees is expensed.

•       Deferred income taxes were computed based on the estimated differences between the allocated fair values and the tax basis of assets and liabilities.

•       CWEI estimated the fair value of SWR’s current assets, other assets, current liabilities and other non-current liabilities to be equivalent to SWR’s historical net book value. Real estate was adjusted to an estimate of its current market value. The fair value of oil and gas properties was determined based on the purchase price, net of the fair values of other assets acquired and liabilities assumed.

In connection with the financing of the acquisition, CWEI sold 1,380,869 shares of its common stock to certain institutional investors at a price of $23.00 per share in a private placement transaction that raised approximately $30 million, net of transaction costs. CWEI used the proceeds to reduce long-term debt assumed from SWR and refinanced by CWEI in connection with the acquisition.

2.   Pro forma adjustments related to the transactions

(a)   Adjustments were required to expense certain items under the successful efforts method of accounting utilized by CWEI that were previously capitalized by SWR under the full cost method of accounting. These costs were principally associated with exploratory dry holes. SWR also previously capitalized as development cost a portion of its internal costs associated with geological and engineering staff which are expensed under the successful efforts method of accounting.

(b)   The increase in the cost basis assigned to SWR’s oil and gas properties resulted in an increase in depreciation, depletion and amortization expense.

(c)   As a result of CWEI borrowing, interest expense increased approximately $150.5 million in conjunction with the acquisition, net of proceeds from the equity offering discussed above. Of this amount, $50 million was advanced from the senior term credit facility and the balance was provided under the senior revolving credit facility. Bank fees of $4 million were incurred to obtain these new loan facilities. Pro forma interest expense includes amortization of these loan fees. The pro forma balance sheet reflects an increase in other assets and long-term debt related to these fees.

(d)   Common stock warrants of SWR were redeemed in connection with the acquisition.

(e)   The income tax provision was adjusted for the tax effect of the pro forma adjustments and for the pro forma tax provision (benefit) related to SWR’s historical pre-tax income (loss), estimated at a 35% effective tax rate.

Business

Clayton Williams Energy, Inc.

We are an oil and natural gas exploration, development, acquisition and production company based in Midland, Texas. Our core areas of operation are the Permian Basin, Louisiana and the Austin Chalk (Trend) and Cotton Valley Reef plays of east Texas. On December 31, 2004, our estimated proved reserves were 299 Bcfe, of which 72% were proved developed, and our pre-tax SEC PV-10 value was $705.3 million. As of December 31, 2004, we had a balanced portfolio of oil and natural gas reserves, with approximately 46% of our proved reserves consisting of natural gas and approximately 54% consisting of oil and natural gas liquids. During 2004 we achieved average net production of 87.7 Mmcfe per day, which implies a reserve life of approximately 9.3 years.

Since our incorporation in 1991, we have built a strong asset base, and over the past three years, we have added estimated proved reserves from all sources equal to 311% of our 3-year production. Finding quality domestic oil and gas reserves through exploration is a significant challenge and involves a high degree of risk. Although our recent exploration results have improved, our drilling successes in 2002 and 2003 were limited, and we did not find sufficient reserves to replace our production through exploration activities. We plan to continue to grow our reserves through a combination of exploration, development and acquisitions. We plan to focus our exploration and development activity primarily in the Permian Basin and Louisiana, and we have allocated approximately 77% of our current planned capital expenditures for 2005 of $145 million to these areas. We intend to spend approximately $101 million on exploration activities in 2005, of which 47% is allocated for exploration in Louisiana. We also plan to spend approximately $44 million on developmental drilling with 82% of this amount allocated to the Permian Basin.

We seek to serve as operator of the wells in which we own a significant interest. As operator, we are in a better position to:

•       control the timing and plans for future drilling and exploitation efforts;

•       control costs of drilling, completing and producing oil and gas wells; and

•       market our oil and gas production.

At June 30, 2005, we were the operator of approximately 1,200 wells, which accounted for approximately 78% of our net oil and gas production for the six months ended June 30, 2005.

We plan to continue growing our reserves and drilling inventory through acquisitions. On May 21, 2004, we acquired SWR for $180.4 million in cash and assumed liabilities. SWR had approximately 170.8 Bcfe of proved reserves, 95% of which were located in the Permian Basin. The SWR acquisition added an estimated 120 PUD well locations and 60 recompletion opportunities to our inventory of drilling locations. It also allowed us to rebalance our drilling portfolio between exploration and development prospects, extend our implied reserve life and establish a significant presence in the Permian Basin.

Business strengths

Concentrated focus on core areas.   We have a concentration of reserves and drilling inventory in our core areas of the Permian Basin, Louisiana and east Texas. Operating in concentrated areas helps us to better control our overhead by enabling us to manage more assets with fewer employees and achieve a higher degree of operating efficiency. By targeting our operations in relatively concentrated areas, we more efficiently capitalize on our base of geological, engineering, exploration, development, completion and production experience in these areas. We believe that our critical mass of activity in the Permian Basin and Louisiana also improves our access to oil and gas field services. We expect to continue to expand our asset base in these core areas in order to achieve growth in reserves and production.

Balanced portfolio of current production and drilling inventory.   Our daily production for the first quarter of 2005 averaged 98.6 Mmcfe. Approximately 63% of our proved reserves at December 31, 2004 were classified as proved developed producing reserves and were concentrated in the Permian Basin where our implied reserve life is 13.7 years based on first quarter of 2005 average daily production. This base of current production provides us with a reliable source of cash flow to apply to our significant drilling inventory of PUD locations and exploratory wells.

Combination of exploratory and development prospects.   We currently have a portfolio containing high potential exploratory prospects complemented by lower risk development projects. This was made possible through the acquisition of SWR, which significantly added to our development inventory. We continue to generate exploratory prospects on the Miocene Trend in Louisiana, in the Permian Basin and in other areas. We have identified approximately 140 PUD well locations in the Permian Basin and 30 PUD locations in other areas and expect to identify a number of additional prospects as we continue to evaluate our geoscience and technical databases. Overall, our drilling strategy balances high potential exploratory prospects with lower risk developmental drilling in known formations in the Permian Basin.

Ability to add reserves through the drill bit.   In 2004, we replaced 146% of our produced reserves through the drill bit. We experienced the majority of these successes in 2004 from exploration activity in Louisiana. Reserves discovered from our exploration activities in Louisiana in 2004 replaced approximately 81% of total production for the year. This region continues to be the focus of our exploration efforts in 2005.

Experienced and incentivized management team.   Our entire senior management team has been with the Company since its incorporation in 1991 and has an average of 28 years of relevant industry experience. Our Chairman, President, CEO and company founder, Clayton W. Williams, owns approximately 42% of our outstanding common stock. Mr. Williams does not receive any cash compensation for his services; his net salary and bonus are paid with our common stock. All key employees, other than Mr. Williams, and consultants who promote the Company’s drilling and acquisition programs are eligible to participate in our incentive compensation plan, the After Payout Working Interest Incentive Plan. We believe that this program helps to align the interests of key employees and consultants with the performance of our oil and gas properties and gives them an incentive to manage the properties in a manner that maximizes the long-term success of the properties for the Company.

Technical expertise.   We employ 46 oil and gas technical professionals, including geophysicists, geologists, petroleum engineers, production and reservoir engineers and landmen, who have extensive experience in their technical fields. We have significant expertise with regard to various energy technologies, including 3-D seismic interpretation capabilities, deep onshore drilling, horizontal drilling, and other exploration, production and processing technologies. We have under license 3-D seismic data covering over 6,500 square miles in our core areas. Our extensive use of these technologies and the data derived from the technology reduces the cost of our drilling program and increases the likelihood of success. We continually apply our extensive in-house expertise and advanced technologies to benefit our exploration, drilling and completion operations.

Business strategy

Our strategy is focused on creating value through exploration and developmental drilling, while selectively pursuing acquisitions. Before giving effect to the SWR acquisition, approximately two-thirds of our estimated proved reserve additions for the last three years have been a result of exploration and developmental drilling. The principal elements of our strategy include:

Create value through our exploration activities.   We seek to identify exploration opportunities that have characteristics similar to producing properties in our core areas in order to leverage our technical and operational expertise. We continue to focus on enhancing reserve and production growth in our core areas by emphasizing and applying advanced geological, geophysical and drilling technologies. Our current capital spending plan has $101 million devoted to exploration, of which we intend to spend $48 million for exploration in Louisiana. In order to leverage our technical expertise, we also typically retain large working interests in our internally-generated prospects. We will continue to focus the majority of our exploration efforts in our core areas of operation due to the benefits of regional operating expertise and a critical mass of assets in those areas.

Continue development of our core operating areas.   We also expect to continue growing our reserves and production through the development of our existing inventory of projects in each of our core operating areas. Our development strategy seeks to complement our exploration strategy and lower the overall risk profile of our drilling activities. Primarily as a result of the SWR acquisition and the development opportunities that accompanied it, we have increased the proportion of our capital budget devoted to developmental drilling. We have steadily increased the amount of capital allocated to development over the last three years from 5% of our capital outlay in 2002, to 17% in 2003 and 19% in 2004. During 2005, 30% of our planned capital expenditures have been allocated to development activities, and we expect to continue to allocate a significant portion of our total capital expenditures to development activities going forward.

Pursue a disciplined and technological approach to our exploration and development opportunities.   We utilize a rigorous analytical approach to maximize the success of our exploration and development opportunities. While implementing our drilling plans, we focus on:

•       allocating investment capital based on a risk/reward analysis of the exploratory and developmental opportunities;

•       optimizing production practices;

•       performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements;

•       redirecting and expanding water injection;

•       focusing geophysical and geological talent;

•       employing modern seismic applications; and

•       using new technology applications in drilling and completion practices.

Utilize a disciplined approach to acquisitions.   A component of our strategy involves acquiring attractive oil and gas assets. We continue to evaluate acquisition opportunities as they arise and expect that acquisitions will play a role in building upon our reserve base and drilling inventory in the future. In 2004 we acquired SWR, which added 170.8 Bcfe of proved reserves, 120 PUD well locations and 60 recompletion opportunities to our inventory of drilling locations. We target properties in our core operating areas with established production that also have potential opportunities to increase production and reserves through exploration and development activities. In addition to potential acquisitions, we will continue to evaluate opportunities to divest non-core oil and gas assets to pursue the most efficient use of our capital.

Maintain a flexible capital expenditure budget.   The timing of most of our capital expenditures is discretionary. We are the operator of exploration and development projects that constitute 89% of our 2005 planned capital outlays. Consequently, we have a significant degree of flexibility to adjust the level of expenditures according to market conditions. We currently anticipate spending approximately $145 million, exclusive of acquisitions, on capital projects in 2005. We expect that these projects will be funded primarily with internally generated cash flow.

Exploration program

Our principal business strategy for our exploration program is to grow our oil and gas reserves through exploration activities, consisting of generating exploratory prospects, leasing the acreage applicable to the prospects, drilling exploratory wells on these prospects to determine if recoverable oil and gas reserves exist and producing and selling any resulting oil and gas production.

To generate a typical exploratory prospect, we first identify geographical areas that we believe may contain undiscovered oil and gas reserves. We then consider many other business factors related to those geographical areas, including proximity to our other areas of operations, our technical knowledge and experience in the area, the availability of acreage and the overall potential for finding reserves. Most of our current exploration efforts are concentrated in regions that have been known to produce oil and gas. These regions include some of the larger producing regions in Texas and Louisiana.

In most cases, we then obtain and process seismic data using sophisticated geophysical technology to attempt to visualize underground structures and stratigraphic traps that may hold recoverable reserves. Although this technology increases our expectations of a successful discovery, it does not and cannot assure us of success. Many factors are involved in the interpretation of seismic data, including the field recording parameters of the data, the type of processing, the extent of attribute analyses, the availability of subsurface geological data and the depth and complexity of the subsurface. Significant judgment is required in the evaluation of seismic data, and differences of opinion often exist between experienced professionals. These interpretations may turn out to be invalid and may result in unsuccessful drilling results.

Obtaining oil and gas reserves through exploration activities involves a higher degree of risk than through drilling developmental wells or purchasing proved reserves. We often commit significant resources to identify a prospect, lease the drilling rights and drill a test well before we know if a well will be productive. To offset this risk, our typical exploratory prospect is expected to offer a significantly higher reserve potential than a typical lower risk development prospect might offer. The reserve potential is determined by estimating the aerial extent of the structural or stratigraphic trap, the vertical thickness of the reservoir in the trap, and the recovery factor of the hydrocarbons in the trap. The recovery factor is affected by a combination of factors including (i) the reservoir drive mechanism (water drive, depletion drive or a combination of both), (ii) the permeability and porosity of the reservoir, and (iii) the bottom hole pressure (in the case of gas reserves).

Due to the high risk/high reward nature of oil and gas exploration, we expect to spend money on prospects that are ultimately nonproductive. However, over time, we believe our productive prospects will generate sufficient cash flow to provide us with an acceptable rate of return on our entire investment, both nonproductive and productive.

We are presently concentrating our exploration efforts principally in Louisiana and the Permian Basin area of west Texas and New Mexico. Approximately 70% of our planned expenditures for exploration and development activities in 2005 relate to exploratory prospects, as compared to actual expenditures of approximately 81% in 2004 and 83% in 2003. During 2004, we spent $95.9 million on exploratory prospects, including $19.8 million on seismic and leasing activities and $76.1 million on drilling activities.

Development program

Complementary to our higher risk potential exploration program is our development program. We have a significant inventory of development drilling locations, with approximately 140 PUD well locations in the Permian Basin and 30 PUD locations in other areas. Our development drilling inventory consists of step-out and extension type wells and recompletions, which are lower risk than exploratory wells. During 2005, 30% of our planned capital expenditures have been allocated to development activities, and we believe that a significant portion of our total capital expenditures will be directed to development activities going forward.

The SWR acquisition in 2004 significantly added to our development drilling inventory. As a result, our development activity is mostly focused in the Permian Basin. Of the $44 million that is currently allocated to development expenditures in 2005, 82% is allocated to the Permian Basin. We have also planned development drilling in Austin Chalk (Trend) in east Texas and Plaquemines Parish in Louisiana in 2005 and 2006.

Acquisition and divestitures of proved properties

In addition to our exploration and development activities, we are also engaged in the business of acquiring proved reserves. Competition for the purchase of proved reserves is intense. Sellers often utilize a bid process to sell properties. This process usually intensifies the competition and makes it extremely difficult for us to acquire reserves without assuming significant price and production risks. We are actively searching for opportunities to acquire proved oil and gas properties; however, because the competition is intense, we cannot give any assurance that we will be successful in our efforts during 2005.

On May 21, 2004, we acquired all the outstanding common stock of SWR through a merger. Prior to the acquisition, SWR was a privately held, Midland-based energy company engaged in oil and gas exploration, production, development and acquisition activities in the United States. Most of SWR’s properties are located in the Permian Basin. Using reserve guidelines established by the Securities and Exchange Commission, the SWR acquisition added approximately 170.8 Bcfe to our proved oil and gas reserves on the effective date of the acquisition.

In connection with the acquisition, we paid $57.1 million to holders of SWR common stock and common stock warrants and assumed and refinanced approximately $113.9 million of SWR bank debt at closing. In addition, we incurred approximately $9.4 million of merger-related costs, including (i) the assumption of SWR’s obligations to its officers and employees pursuant to change of control arrangements and (ii) investment banking, legal, accounting and other direct transaction costs related to the acquisition.

From time to time, we decide to sell certain of our proved properties. In November 2004, we sold our interest in the Jo-Mill Unit in Borden County, Texas for cash proceeds of $22.1 million, subject to normal post-closing adjustments. This property was acquired in connection with the SWR acquisition. We realized a gain on the sale of this property of $2.1 million. In December 2004, we sold substantially all of our interests in the Romere Pass Unit in Plaquemines Parish, Louisiana for cash proceeds of $8.2 million, subject to normal post-closing adjustments. We retained drilling rights to five locations in the unit, of which two are proved undeveloped locations and three are exploratory locations. Since the purchaser assumed all of our asset retirement obligations applicable to the unit, we were able to cancel a $3.5 million letter of credit issued to a previous owner. We realized a loss of $14.1 million on the sale of this property. In August 2005, we consummated the sale of leasehold interests in two leases in the Breton Sound area in the Gulf of Mexico (offshore Louisiana) for net cash proceeds of $21 million, after post-effective adjustments. We realized a gain on this sale of approximately $16 million.

Summary of core areas of operation

The table below summarizes our reserves, average net daily production, implied reserve life, wells and acreage as of December 31, 2004.

	As of December 31, 2004
		Average	Implied							Undeveloped
		net daily	reserve	Wells		Total acreage				acreage
	Reserves	production	life	Gross	Net	Gross		Net		Gross		Net
	(Bcfe)	(Mmcfe)	(Years)
Permian Basin(1):	187.9	25.2	20.4	6,172	595.0	305.5		130.6		230.2		88.9
Louisiana:	38.5	18.4	5.7	28	17.8	41.8		38.3		30.6		27.3
Austin Chalk (Trend):	51.7	18.1	7.8	324	244.2	164.8	(2)	136.9	(2)	55.5	(2)	29.3	(2)
Cotton Valley Reef Complex:	19.1	23.1	2.3	12	11.1	—	(2)	—	(2)	—	(2)	—	(2)
Other(3):	1.8	2.8	1.8	46	18.8	431.9		247.9		420.2		242.9
Total	299.0	87.7	9.3	6,582	886.9	943.9		553.7		736.5		388.3

(1)   Data for the Permian Basin includes some immaterial non-Permian Basin assets that were acquired as part of the SWR acquisition. Average net daily production for the Permian Basin, as annualized to give effect to the acquisition of SWR in May 2004, was 36.1 Mmcfe. On this basis, the implied reserve life for the Permian Basin is approximately 14.3 years.

(2)   Acreage applicable to the Cotton Valley Reef Complex is included with the Austin Chalk (Trend) acreage since both geological structures are common to most of this acreage.

(3)   Includes Mississippi, Arizona, Colorado, Alabama, Utah and Nevada.

Permian Basin

The acquisition of SWR in 2004 has provided us with numerous developmental drilling opportunities in the Permian Basin. We believe that the longer-lived reserves in this area, plus the lower risk profile from the repeatable nature of these projects will complement our exploration program. At December 31, 2004, we had 187.9 Bcfe of proved reserves in the Permian Basin, of which 127.2 Bcfe were proved developed and 60.7 Bcfe were proved undeveloped. Based on first quarter 2005 average net daily production of 37.5 Mmcfe/d, our Permian Basin assets had an estimated reserve life of 13.7 years.

We currently plan to spend approximately $59 million in the Permian Basin in 2005 to acquire acreage and to drill wells. We have identified 190 drilling locations, and we expect to identify a number of additional prospects as we continue to evaluate our geoscience and technical databases. Most of the wells we plan to drill in this area will be developmental wells, which are generally lower risk than exploratory wells. We are currently drilling or completing four wells in the Amacker-Tippet/Wilshire Fields, an area we entered with the SWR acquisition. We have already drilled and completed nine wells in this area since we acquired SWR in 2004. We estimate that we may drill up to 24 additional wells in the Amacker-Tippet/Wilshire Fields during the next twelve months, where we believe that production is available from multiple formations, including the Wolfcamp, Penn, Bend and Devonian formations. These wells are included in our planned capital expenditures for 2005. Additionally, we have tertiary recovery opportunities in our Huntley, Flying M and Foster fields in the San Andres formation, which are currently under waterflood. We estimate that reactivation of existing injection wells, redirection of existing injection patterns and water injection control could increase production and have potential for significant reserve additions. In 2004, we spent $18.4 million in the Permian Basin, including $9.5 million on SWR drilling activities and $8.9 million on leasing and drilling activities in other areas of the Permian Basin.

Louisiana

Our operations in Louisiana, focused on the Miocene Trend in south Louisiana where we experienced the majority of our exploratory drilling successes in 2004, are the primary focus of our exploration activities in 2005. Reserves discovered from our exploration activities in Louisiana replaced approximately 81% of our 2004 total production. We spent $68 million in south Louisiana during 2004 on exploration activities, of which $56.9 million was spent on drilling and completion activities and $11.1 million was spent on seismic and leasing activities. As of December 31, 2004, we had 38.5 Bcfe of proved reserves of which 29.1 Bcfe were classified as proved developed.

We established our core operations in south Louisiana in 2000 with a team of experienced geologists and geophysicists using enhanced 3-D seismic data and technology. Since 2001, we have acquired approximately 6,500 square miles of 3-D seismic data in this area. Prior to 2004, we had drilled 35 gross (29.3 net) exploratory wells in south Louisiana, of which 15 gross (10.5 net) were successful. The following table sets forth certain information about our exploratory well activities in south Louisiana subsequent to December 31, 2003.

Spud Date	Well Name (Prospect)	Working Interest	Current Status
February 2004	Louisiana Fruit Co. #1 (Tiger Pass)	100%	Productive
February 2004	Mervine Jankower #1 (Bosco)	100%	Dry
March 2004	Louisiana Fruit Co. #2 (Tiger Pass)	100%	Productive
March 2004	State Lease 17341 #1 (Brandi)	100%	Dry
March 2004	State Lease 17057 #1 (Nonoperated)	13%	Dry
May 2004	State Lease 17378 #2 (Fleur)(a)	75%	Productive
July 2004	JL&S #1 (Nonoperated)	55%	Dry
August 2004	McIlhenny #1 (Tabasco)	33%	Dry
September 2004	State Lease 17657 #1 (Nonoperated)	20%	Dry
September 2004	Daigle et al #1 (King)	100%	Productive
October 2004	LL&E “A” #1 (Jonita)	100%	Dry
November 2004	Orleans Levee District #1 (American Bay)	45%	Waiting on Production Facilities
February 2005	State Lease 18065 #1 (Alabama)	100%	Productive
July 2005	Ransom #1 (Keck)	50%	Drilling

(a)   This well is classified as a developmental well based on data obtained in drilling the State Lease 17378 #1 (Fleur).

Approximately half of the 8.4 net wells commenced in Louisiana in 2004, as shown in the above table, were successful. In addition, approximately 55% of the extensions and discoveries of proved oil and gas reserves during 2004 were derived from south Louisiana prospects. Despite these favorable results, our abandonment and impairment costs from south Louisiana prospects totaled $32.8 million due primarily to high costs on three wells. The State Lease 17378 #1 (Fleur) well was ultimately completed as a producer in a shallower zone after attempts to complete the well in a deeper zone were unsuccessful. As a result, we recorded an abandonment charge of approximately $10.7 million for costs incurred in the abandoned portion of the well. The Mervine Jankower#1 (Bosco) and the McIlhenny #1 (Tabasco) were high cost exploratory wells that were determined to be dry, resulting in combined abandonment charges of $10.3 million. We are currently constructing production facilities for the Orleans Levee District #1 (American Bay) and the State Lease 18065 #1 (Alabama) and expect to begin selling production from these wells in the fourth quarter of 2005.

We currently plan to spend approximately $52 million during 2005 in Louisiana on the following activities:

•       $34.4 million to conclude drilling and/or completion activities on in-progress wells at December 31, 2004, and drill approximately 16 new wells on existing prospects; and

•       $17.6 million to conduct seismic and leasing activities necessary to generate new exploratory prospects in Louisiana.

We do not attempt to forecast our potential success rate on exploratory drilling. Accordingly, the current estimate of expenditures in this area does not include any additional costs that may be incurred to complete successful exploratory wells.

Austin Chalk (Trend)

Prior to 1997, we were primarily a developmental driller of horizontal wells in the Austin Chalk (Trend) in east central Texas. This area continues to be a significant source of oil and gas production for us. At December 31, 2004, we had 51.7 Bcfe of reserves in the Austin Chalk, of which 73.3% was proved developed. Based on average daily production of 18.1 Mmcfe/d, this area has an implied reserve life of 7.8 years. The primary objective in this area is the Austin Chalk formation, but we also derive production from the Buda and Georgetown formations. The Austin Chalk is characterized by fractured carbonate reservoirs at depths of 5,500 to 7,000 feet. At the present time, we have identified 24 locations suitable for infill drilling and 15 existing wells on which to conduct secondary or tertiary water stimulation procedures.

Cotton Valley Reef Complex

The Cotton Valley Reef Complex is a significant producing area for us. Production from this region accounted for 26% of our production in 2004. At December 31, 2004 we had 19.1 Bcfe of estimated total proved reserves in the Cotton Valley Reef Complex, of which 18.1 Bcfe were proved developed.

Most of the prospects drilled in our Cotton Valley Reef Complex area are on or adjacent to our Austin Chalk (Trend) acreage in east central Texas. As opposed to Austin Chalk (Trend) formations, which are encountered at depths of 5,500 to 7,000 feet in this area, Cotton Valley Reefs are encountered at depths below 15,000 feet (which we have identified through 3-D seismic data), and the Knowles formation is encountered at depths of 14,000 to 15,000 feet.

We did not drill any Cotton Valley Reef wells in 2004. Prior to 2004, we had drilled 14 exploratory wells in the Cotton Valley Reef Complex area in which we owned 100% of the working interest. Of the 14 wells, 11 were successful. We also participated in the drilling of three gross (.4 net) wells as a non-operator in this area prior to 2004, all of which were dry holes.

In 2004, we spent $6.2 million in this area for leasing activities and to drill the Catherine Destefano #1, a 14,600-foot exploratory well in Robertson County, Texas targeting the Knowles formation. This structure was identified by 3-D seismic technology in connection with our exploration program in the Cotton Valley Reef Complex area. We began drilling this well in August 2004. We abandoned this well in April 2005 and recorded a $7.2 million pre-tax charge in the first quarter of 2005.

Mississippi

In 2002, we began an exploration program in the southern portion of the Black Warrior Basin in Mississippi targeting the Stones River formation. Based on our evaluation of approximately 1,800 miles of 2-D seismic data, we engaged in a significant lease play in which we acquired more than 100,000 net acres. In 2004, we spent $20.0 million in this area, of which $4.5 million was spent on leasing and seismic activities and $15.5 million was spent on exploratory drilling. To date, we have drilled three wells in this area, all of which were unsuccessful. The Weyerhaeuser #1 and the Mississippi State University #1 were both drilled to the Stones River formation and also tested several Pennsylvanian-aged sands at a shallower depth. The Inez West #1 well, which began drilling in January 2005, was drilled exclusively to test the Pennsylvanian sands. We recorded abandonment and impairment charges totaling $29.5 million in 2004 and $2.5 million in the first quarter of 2005. We continue to carry approximately $1.1 million of unimpaired acreage costs attributable to one prospect in the Black Warrior Basin that we believe is prospective for production from the Pennsylvanian sands.

In 2005, we currently plan to spend $3.8 million in this area to conduct seismic activities on the remaining prospect and to participate in a non-operated well outside of the Black Warrior Basin.

Other areas of activity

During 2004, we spent $5.2 million on exploration and development activities in other areas, including:

•       $2 million primarily in California in connection with a non-operated drilling program that resulted in two dry holes; and

•       $1.8 million for leasing in Montana.

In 2005, we currently plan to spend $30.5 million in other areas, including:

•       $17.5 million for leasing and drilling activities in south and east Texas; and

•       $12 million for leasing and seismic activities in Utah and Montana.

We abandoned the Deer-Hamilton #1 well, a 17,000-foot exploratory well in Nueces County, Texas targeting the Vicksburg Formation, in August 2005. We recorded a $4.5 million pre-tax charge in the second quarter of 2005 in connection with this abandonment and will record an additional $3.2 million charge during the third quarter of 2005.

Properties

We drilled, or participated in the drilling of, the following numbers of wells during the periods indicated.

	Year Ended December 31,
	2002		2003		2004
(Excludes wells in progress at the end of any period)	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Oil	3.8		6	5.0	39	11.7
Gas	—	—	2	2.0	2	1.3
Dry	1.9		—	—	2.9
Total	4	1.7	8	7.0	43	13.9
Exploratory Wells:
Oil	—	—	—	—	1.3
Gas	—	—	9	4.9	7	4.9
Dry	9	4.9	18	12.3	13	7.1
Total	9	4.9	27	17.2	21	12.3
Total Wells:
Oil	3.8		6	5.0	40	12.0
Gas	—	—	11	6.9	9	6.2
Dry	10	5.8	18	12.3	15	8.0
Total	13	6.6	35	24.2	64	26.2

The information contained in the foregoing table should not be considered indicative of future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and gas that may ultimately be recovered by us.

We do not own any drilling rigs, and all of our drilling activities are conducted by independent drilling contractors.

The following table sets forth certain information regarding our ownership, as of December 31, 2004, of productive wells in the areas indicated.

	Oil		Gas		Total
	Gross	Net	Gross	Net	Gross	Net
Permian Basin	5,474	507.7	698	87.3	6,172	595.0
Louisiana	5	2.7	23	15.1	28	17.8
Austin Chalk
(Trend)	298	227.8	26	16.4	324	244.2
Cotton Valley Reef Complex	—	—	12	11.1	12	11.1
Other	12	7.8	34	11.0	46	18.8
Total	5,789	746.0	793	140.9	6,582	886.9

Marketing arrangements

We sell substantially all of our oil production under short-term contracts based on prices quoted on the NYMEX for spot West Texas Intermediate contracts, less agreed-upon deductions which vary by grade of crude oil. The majority of our gas production is sold under short-term contracts based on pricing formulas which are generally market responsive. From time to time, we may also sell a portion of our gas production under short-term contracts at fixed prices. We believe that the loss of any of our oil and gas purchasers would not have a material adverse effect on our results of operations due to the availability of other purchasers.

Natural gas services

We own an interest in and operate natural gas service facilities in the states of Texas, Louisiana and Mississippi. These natural gas service facilities consist of interests in approximately 94 miles of pipeline, four treating plants (two of which were constructed to treat gas production from wells in our Cotton Valley Reef Complex area), one dehydration facility and five compressor stations. Most of our operated gas gathering and processing activities exist to facilitate the transportation and marketing of our operated oil and gas production.

Competition and markets

Competition in all areas of our operations is intense. We experience competition from major and independent oil and gas companies and oil and gas syndicates in bidding for desirable oil and gas properties, as well as in acquiring the equipment, data and labor required to operate and develop such properties. A number of our competitors have financial resources and acquisition, exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies. Competitors may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to increase reserves in the future will depend on our success at selecting and acquiring suitable producing properties and prospects for future development and exploration activities.

In addition, the oil and gas industry as a whole competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers. The price and availability of alternative energy sources could adversely affect our revenue.

The market for our oil, gas and natural gas liquids production depends on factors beyond our control, including domestic and foreign political conditions, the overall level of supply of and demand for oil, gas and natural gas liquids, the price of imports of oil and gas, weather conditions, the price and availability of alternative fuels, the proximity and capacity of gas pipelines and other transportation facilities and overall economic conditions.

Regulation

Our oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

All of the states in which we operate generally require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. The statutes and regulations of certain states also limit the rate at which oil and gas can be produced from our properties.

The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive for sales of such production. Since the mid-1980s, the FERC has issued various orders that have significantly altered the marketing and transportation of gas. These orders resulted in a fundamental restructuring of interstate pipeline sales and transportation services, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. These FERC actions were designed to increase competition within all phases of the gas industry. The interstate regulatory framework may enhance our ability to market and transport our gas, although it may also subject us to greater competition and to the more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

Our sales of oil and natural gas liquids are not presently regulated and are made at market prices. The price we receive from the sale of those products is affected by the cost of transporting the products to market. The FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rate to inflation, subject to certain conditions and limitations. We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs which may have the effect of reducing wellhead prices for oil and natural gas liquids.

Environmental matters

Our operations pertaining to oil and gas exploration, production and related activities are subject to numerous and frequently changing federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of certain permits prior to or in connection with drilling activities, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production, restrict or prohibit drilling activities that could impact wetlands, endangered or threatened species or other protected areas or natural resources, require remedial action to mitigate pollution from ongoing or former operations, such as cleanup of environmental contamination, pit cleanups and plugging abandoned wells, and impose substantial liabilities for pollution resulting from our operations. Such laws and regulations may substantially increase the cost of exploring for, developing, producing or processing oil and gas and may prevent or delay the commencement or continuation of a given project and thus generally could have a material adverse effect upon our capital expenditures, earnings or competitive position. Violation of these laws and regulations could result in significant fines or penalties. We have experienced accidental spills, leaks and other discharges of contaminants at some of our properties, as have other similarly situated oil and gas companies, and some of the properties that we have acquired, or in which we may hold an interest but not operational control, may have past or ongoing contamination for which we may be held responsible. Some of our operations are located in environmentally sensitive environments, such as coastal waters, wetlands and other protected areas. Some of our properties are located in areas particularly susceptible to hurricanes and other destructive storms, which may damage facilities and cause the release of pollutants. Our environmental insurance coverage may not fully insure all of these risks. Although the costs of remedying such conditions may be significant, we do not believe these costs will have a material adverse impact on our financial condition and operations.

We believe that we are in substantial compliance with current applicable environmental laws and regulations, and the cost of compliance with such laws and regulations has not been material and is not expected to be material during 2005. We do not believe that we will be required to incur any material capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in the interpretations thereof could have a significant impact on our results of operations, as well as the oil and gas industry in general. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as “hazardous wastes,” which reclassification would make exploration and production wastes subject to much more stringent and costly handling, disposal and clean up requirements. State initiatives to further regulate the disposal of oil and gas wastes and naturally occurring radioactive materials, if adopted, could have a similar impact on us.

The United States Oil Pollution Act of 1990 (“OPA ‘90”), and similar legislation enacted in Texas, Louisiana and other coastal states, addresses oil spill prevention and control and significantly expands liability exposure across all segments of the oil and gas industry. OPA ‘90 and such similar legislation and related regulations impose on us a variety of obligations related to the prevention of oil spills and liability for damages resulting from such spills. OPA ‘90 imposes strict and, with limited exceptions, joint and several liabilities upon each responsible party for oil removal costs and a variety of public and private damages.

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We are able to control directly the operation of only those wells with respect to which we act as operator. Notwithstanding our lack of direct control over wells operated by others, the failure of an operator other than us to comply with applicable environmental regulations may, in certain circumstances, result in liability to us. We are not aware of any liabilities for which we may be held responsible that would materially and adversely affect us.

The Resource Conservation and Recovery Act (“RCRA”), and analogous state laws govern the generation, handling and disposal of hazardous and solid wastes. Wastes that are classified as hazardous under RCRA are subject to stringent handling, recordkeeping, disposal and reporting requirements. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, many ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, are regulated as hazardous wastes. Although the costs of managing hazardous waste may be significant, we do not believe that our costs in this regard are materially more burdensome than those for similarly situated companies.

The Clean Air Act, and comparable state and local requirements, contain provisions that may result in the imposition of pollution control requirements with respect to air emissions from certain of our operations. Capital expenditures for air pollution equipment may be required in connection with maintaining or obtaining operating permits and approvals relating to air emissions at facilities owned or operated by us. We do not believe that our operations will be materially adversely affected by any such requirements.

State water discharge regulations and federal waste discharge permitting requirements adopted pursuant to the Clean Water Act prohibit or are expected in the future to prohibit the discharge of produced water and sand and some other substances related to the oil and gas industry, into coastal waters. Although the costs to comply with such mandates under state or federal law may be significant, we do not believe that these costs will have a material adverse impact on our financial condition and operations.

Claims are sometimes made or threatened against companies engaged in oil and gas exploration and production by owners of surface estates, adjoining properties or others alleging damages resulting from environmental contamination and other incidents of operations. We have been named as a defendant in a number of such lawsuits. While some jurisdictions in which we operate limit damages in such cases to the value of land that has been impaired, in other jurisdictions in which we operate, courts have allowed damage claims in excess of land value, including claims for the cost of remediation of contaminated properties. However, we do not believe that resolution of these claims will have a material adverse impact on our financial condition and operations.

Title to properties

As is customary in the oil and gas industry, we perform a minimal title investigation before acquiring undeveloped properties. A title opinion is obtained prior to the commencement of drilling operations on such properties. We have obtained title opinions on substantially all of our producing properties and believe that we have satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that we believe do not materially interfere with the use of or affect the value of such properties. Substantially all of our oil and gas properties are currently mortgaged to secure borrowings under our senior revolving credit facility and may be mortgaged under any future credit facilities entered into by us.

Operational hazards and insurance

Our operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. In addition, the presence of unanticipated pressures or irregularities in formations, miscalculations, or accidents may cause our drilling activities to be unsuccessful and result in a total loss of our investment.

We maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations. We cannot give any assurances that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

Employees

At June 30, 2005, we had 171 full-time employees, none of whom are subject to a collective bargaining agreement. In our opinion, relations with our employees are good.

Description of the new notes

The form and terms of the new notes are the same as the form and terms of the old notes, except that the offer and exchange of the new notes have been registered under the Securities Act, and the new notes will not bear legends restricting the transfer thereof, will not be entitled to registration rights under the registration rights agreement, and will not contain provisions relating to additional interest. The new notes will be issued pursuant to the same Indenture as the old notes. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

This description of the new notes is intended to be a useful overview of the material provisions of the new notes and the Indenture. Since this description of the new notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. A copy of the Indenture is filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2005, and is incorporated by reference as an exhibit hereto.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Clayton Williams Energy, Inc. and not to its subsidiaries.

The old notes and the new notes will constitute a single class of debt securities under the Indenture. If the exchange offer is consummated, holders of old notes who do not exchange new notes for their old notes will vote together with holders of the new notes for all relevant purposes under the Indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated the new notes and the holders of the old notes and the new notes will vote together as a single class. All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange is consummated, the percentage in aggregate principal amount of the old notes and the new notes then outstanding.

General

The notes.   The notes

•       are general unsecured, senior obligations of the Company;

•       are limited to an aggregate principal amount of $225.0 million, subject to our ability to issue additional notes;

•       mature on August 1, 2013;

•       will be issued in denominations of $1,000 and integral multiples of $1,000;

•       will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See “Book-entry, delivery and form;”

•       rank senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•       rank equally in right of payment to any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•       effectively rank junior to any future secured Indebtedness of the Company, including amounts that may be borrowed under our senior revolving credit facility, to the extent of the value of the collateral securing such Indebtedness;

•       are unconditionally guaranteed on a senior basis by Warrior Gas Co., CWEI Acquisitions Inc., CWEI Romere Pass Acquisition Corp., Southwest Royalties, Inc., Romere Pass Acquisition, L.L.C., Blue Heel Company and Tex-Hal Partners, Inc., representing each Subsidiary of the Company that guarantees other Indebtedness of the Company or other Subsidiary Guarantors. See “Subsidiary guarantees”; and

•       are expected to be eligible for trading in the PORTAL market.

Interest.   Interest on the new notes will compound semi-annually and:

•       accrue at the rate of 7 3/4% per annum;

•       accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•       be payable in cash semi-annually in arrears on February 1 and August 1, commencing on February 1, 2006;

•       be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•       be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay additional interest to holders of the new notes if we fail to complete the exchange offer described in the Registration Rights Agreement within 210 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the new notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the new notes by check mailed to holders of the new notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the new notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, new notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Additional notes

Subject to the covenants described below, the Company may issue additional notes under the Indenture having the same terms in all respects as the new notes except that interest will accrue on the additional notes from their date of issuance.

Any old notes not exchanged in the exchange offer, any new notes and any additional notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters under the Indenture.

Optional redemption

Except as described below, the new notes are not redeemable until August 1, 2009. On and after August 1, 2009, the Company may redeem all or, from time to time, a part of the new notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the new notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%

Prior to August 1, 2008, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the new notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

            (1)  at least 65% of the original principal amount of the new notes remains outstanding after each such redemption; and

            (2)  the redemption occurs within 90 days after the closing of such Equity Offering.

In addition, before August 1, 2009, the Company may redeem all or, from time to time, a part of the new notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price, excluding accrued interest, of such Note at August 1, 2009 (such redemption price being described above) plus (2) all required interest payments, excluding accrued interest, due on such Note through August 1, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 1, 2009; provided, however, that if the period from the redemption date to August 1, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed or, if the new notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the new notes.

Ranking

The new notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the new notes. The new notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness (to the extent of the value of the collateral securing such Indebtedness) and liabilities of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such credit facility and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

Subsidiary guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior basis the Company’s obligations under the Notes and all obligations under the Indenture. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee.

Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

            (1)  the sale or other disposition is in compliance with the Indenture, including the covenants “—Limitation on sales of assets and subsidiary stock,” “—Limitation on sales of capital stock of restricted subsidiaries” and “—Merger and consolidation;” and

            (2)  all the obligations of such Subsidiary Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (i) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture, (ii) such Subsidiary Guarantor is dissolved or liquidated or (iii) in connection with any legal defeasance of the Notes in accordance with the terms of the Indenture.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption”, each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional redemption”, the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

            (1)  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

            (2)  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

            (3)  the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

            (1)  accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

            (2)  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

            (3)  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or (iii) the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the Change of Control provisions if the Company fails to comply with such covenant. A default under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under those agreements may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will (and other Indebtedness may) prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Secured Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

            (1)  the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00; and

            (2)  no Default or Event of Default will have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

            (1)  Indebtedness of the Company or a Subsidiary Guarantor Incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $150.0 million and (b) 30% of Adjusted Consolidated Net Tangible Assets;

            (2)  Guarantees by the Company or Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be;

            (3)  Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however,

            (a)  if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

           (b)  if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

             (c)   (i)  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

           (ii)  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

            (4)  Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4), clause (5) or clause (11) or Incurred pursuant to the first paragraph of this covenant;

            (5)  Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

            (6)  Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

            (7)  the Incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Subsidiary Guarantor, and Attributable Indebtedness, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

            (8)  Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

            (9)  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (10)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

     (11)  in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) (including any Refinancing Indebtedness incurred under clause (4) above with respect to such Indebtedness) and then outstanding, will not exceed $25.0 million at any time outstanding.

The Company will not Incur any Indebtedness pursuant to clause (11) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a

Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

   (1)      in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

   (2)      all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

   (3)      Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

   (4)      if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

   (5)      the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

   (6)      Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

   (7)      the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

   (1)  declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

   (a)      dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

   (b)      dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

   (2)      purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

   (3)      purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment,

any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary permitted under clause (3) of the second paragraph of the covenant “—Limitation on indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

   (4)      make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

   (a)      a Default shall have occurred and be continuing (or would result therefrom); or

   (b)      the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

   (c)      the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

    (i)      50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

   (ii)      100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

  (iii)      the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

  (iv)      the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

   (A)      repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

   (B)      the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

   (1)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

   (2)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

   (3)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

   (4)      so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “—Limitation on sales of assets and subsidiary stock” below; provided, however, that such purchase or redemption will be excluded from subsequent calculations of the amount of Restricted Payments;

   (5)      dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

   (6)      so long as no Default or Event of Default has occurred and is continuing,

   (a)      the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchase, redemption, acquisition, cancellation or retirement pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year; provided, however, that the amount of any such purchase, redemption, acquisition, cancellation or retirement will be excluded from subsequent calculations of the amount of Restricted Payments; and

   (b)      loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith in connection with such loans or advances as if the Company had filed a registration statement with the SEC; provided, further, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

   (7)      so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided that the payment of such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

   (8)      repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

   (9)      the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, further, that any such purchase, repurchase, redemption, defeasance or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(10)      distributions by Employee Partnerships or the SWR Partnerships to the limited partners thereof; provided that such distributions will be excluded from subsequent calculations of the amount of Restricted Payments; and

(11)      Restricted Payments in an amount not to exceed $10.0 million; provided that the amount of such Restricted Payments will be excluded from subsequent calculations of the amount of Restricted Payments.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

   (1)      pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

   (2)      make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

   (3)      transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

    (i)      any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the Notes, the exchange notes, the Subsidiary Guarantees and the Senior Secured Credit Agreement (and related documentation) in effect on such date;

   (ii)      any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

  (iii)      any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes, in the reasonable judgment of the Company’s Board of Directors or senior management, than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

  (iv)      in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

   (a)      that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

   (b)      contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

   (c)      pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

   (v)      (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

  (vi)      any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)      any customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment” or in Employee Partnerships;

(viii)      net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

  (ix)      encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

   (x)      encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by subsidiary guarantors in accordance with “—Limitation on indebtedness,” that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Senior Secured Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level).

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

   (1)      the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

   (2)      at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

   (3)      except as provided in the next paragraph, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

   (a)      first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligation of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

   (b)      second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the 361st day after the later of the date of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

   (1)      the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

   (2)      securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

   (1)      at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

   (2)      in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

   (3)      in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $20.0 million, the Company has received a written opinion from an independent investment banking firm of recognized standing (as determined in good faith by the Board of Directors of the Company) that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

   (1)      the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

   (2)      in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

   (3)      in the event such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of recognized standing (as determined in good faith by the Board of Directors of the Company) that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

   (1)      any Restricted Payment permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

   (2)      any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, Employee Partnerships or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

   (3)      loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date; provided, however, that the Company and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

   (4)      any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants—Limitation on indebtedness;”

   (5)      the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

   (6)      the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

   (7)      transactions in the ordinary course of the business of the Company and its Restricted Subsidiaries; provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

   (8)      any issuance or sale of Capital Stock (other than Disqualified Stock) for fair consideration, in the reasonable judgment of the Board of Directors of the Company, to Affiliates of the Company and the granting of registration and other customary rights in connection therewith.

Limitation on sale of capital stock of restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the

Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

   (1)      to the Company or a Wholly-Owned Subsidiary; or

   (2)      in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under “—Limitation on sales of assets and subsidiary stock.”

Securities and Exchange Commission reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will make available to the Trustee and the registered holders of the Notes the business and financial information required in the annual, quarterly and current reports specified in Sections 13 and 15(d) of the Exchange Act which the Company would be required to file if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company will make such information available to the Trustee and the registered holders of the Notes no later than 60 days after the date on which the Company would have been required to file such reports with the Securities and Exchange Commission if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

In addition, the Company and the subsidiary guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the subsidiary guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Securities and Exchange Commission via the EDGAR filing system and such reports are publicly available.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

   (1)      the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

   (2)      immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

   (3)      immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant;

   (4)      each subsidiary guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

   (5)      the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate or merge with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any subsidiary guarantor to consolidate with or merge with or into any person (other than another subsidiary guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any subsidiary guarantor unless:

   (1)      (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such subsidiary guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such subsidiary guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

   (2)      the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock,” —Limitation on sale of capital stock of restricted subsidiaries” and this “—Merger and consolidation” covenant.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary (other than an Employee Partnership or a Foreign Subsidiary) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such subsidiary guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis; provided, however, that Restricted Subsidiaries (other than Foreign Subsidiaries, Employee Partnerships or SWR Partnerships) that, in the aggregate, own less than five percent of the Company's Total Assets and account for less than five percent of the Company's Consolidated EBITDAX (in each case, determined on a quarterly basis) shall not be required to execute and deliver a Subsidiary Guarantee. Notwithstanding the foregoing, the Employee Partnerships and SWR Partnership shall not be required to execute and deliver a Subsidiary Guarantee.

The obligations of each subsidiary guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such subsidiary guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “—Subsidiary guarantees.”

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.

Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

Each of the following is an Event of Default:

   (1)  default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

   (2)  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

   (3)  failure by the Company or any subsidiary guarantor to comply with its obligations under “Certain covenants—Merger and consolidation;”

   (4)  failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3));

   (5)  failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

   (6)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

   (a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

   (b)  results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

   (7)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

   (8)  failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

   (9)  any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any subsidiary guarantor that is a Significant Subsidiary or group of subsidiary guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within

20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

   (1)  such holder has previously given the Trustee notice that an Event of Default is continuing;

   (2)  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

   (3)  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

   (4)  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

   (5)  the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to August 1, 2009, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

   (1)  reduce the amount of Notes whose holders must consent to an amendment;

   (2)  reduce the stated rate of or extend the stated time for payment of interest on any Note;

   (3)  reduce the principal of or extend the Stated Maturity of any Note;

   (4)  reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional Redemption,” or as described above under “Change of Control” or “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” with respect to a Change of Control or Asset Disposition, as the case may be, that has occurred, in each case whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

   (5)  make any Note payable in money other than that stated in the Note;

   (6)  impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

   (7)  make any change in the amendment or waiver provisions which require each holder's consent; or

   (8)  modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the subsidiary guarantors and the Trustee may amend the Indenture and the Notes to:

   (1)  cure any ambiguity, omission, defect or inconsistency;

   (2)  provide for the assumption by a successor corporation of the obligations of the Company or any subsidiary guarantor under the Indenture;

   (3)  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

   (4)  add Guarantees with respect to the Notes or release a subsidiary guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

   (5)  secure the Notes;

   (6)  add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

   (7)  make any change that does not adversely affect the legal rights of any holder in any material respect; or

   (8)  comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

   (9)  provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(10)  release a subsidiary guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture; or

(11)  provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under “Change of control” and under covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

   (1)  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation, or

   (2)  all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company or any subsidiary guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption, and in each case certain other requirements set forth in the Indenture are satisfied.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any subsidiary guarantor, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Concerning the trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

   (1)  any property, plant or equipment to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

   (2)  capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

   (3)  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

   (4)  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

   (a)  the sum of:

    (i)  discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Securities and Exchange Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

   (A)  estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

   (B)  estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with Securities and Exchange Commission guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

   (C)  estimated proved oil and gas reserves produced or disposed of since such year end, and

   (D)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with Securities and Exchange Commission guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

   (ii)  the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

  (iii)  the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

  (iv)  the greater of

   (A)  the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and

   (B)  the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

   (b)  the sum of:

    (i)  Minority Interests;

   (ii)  any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

  (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted

Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

  (iv)  the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

For purposes of calculating the amount referred to in clause (1) of the second paragraph of “—Limitation on indebtedness,” the Company will be entitled to rely on the greater of (i) Adjusted Consolidated Net Tangible Assets as calculated as of the date used for determining the borrowing base from time to time under the Company's Senior Secured Credit Agreement, or (ii) Adjusted Consolidated Net Tangible Assets as determined above as of the date of determination.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

   (1)  a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

   (2)  the sale of Cash Equivalents in the ordinary course of business;

   (3)  dispositions of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

   (4)  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

   (5)  transactions permitted under “Certain covenants—Merger and consolidation;”

   (6)  an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

   (7)  for purposes of “Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment or a disposition subject to “Certain covenants—Limitation on restricted payments;”

   (8)  an Asset Swap effected in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock;”

   (9)  dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value of less than $2.5 million;

(10)  the creation of a Permitted Lien or dispositions in connection with Permitted Liens;

(11)  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

(13)  foreclosure on assets;

(14)  any Production Payments and Reserve Sales; and

(15)  the conveyance of assets to Employee Partnerships or the sale or grant of partnership interests in Employee Partnerships to their respective limited partners, as permitted in the definition of “Employee Partnerships.”

“Asset Swap” means concurrent purchase and sale or exchange of Additional Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “Limitation on Sales of Assets and Subsidiary Stock.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

   (1)  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

   (2)  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating equivalent to “A” or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

   (3)  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor's Ratings Services or Moody's Investors Service, Inc., and having combined capital and surplus in excess of $100 million;

   (4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

   (5)  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor's Ratings Services or “P-2” or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

   (6)  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

   (1)  (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate less than 25% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or its parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company (or such successor) or its parent entity; or

   (2)  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

   (3)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

   (4)  the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

   (1)  if the Company or any Restricted Subsidiary:

   (a)  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

   (b)  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

   (2)  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

   (a)  the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period; and

   (b)  Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

   (3)  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

   (4)  if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDAX” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

            (1)  Consolidated Interest Expense;

            (2)  Consolidated Income Taxes;

            (3)  consolidated depletion and depreciation expense;

            (4)  consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”;

            (5)  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

            (6)  consolidated exploration expenses;

less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDAX of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

            (1)  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

            (2)  amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

            (3)  non-cash interest expense;

            (4)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

            (5)  the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

            (6)  costs associated with Interest Rate Agreements (including amortization of fees) provided, however, that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

            (7)  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

            (8)  the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not subsidiary guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

            (9)  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

            (1)  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

            (a)  subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

           (b)  the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

            (2)  any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

            (a)  subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such

Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

           (b)  the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

            (3)  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

            (4)  any after-tax extraordinary gain or loss;

            (5)  the after-tax cumulative effect of a change in accounting principles;

            (6)  any asset impairment writedowns on oil and gas properties under GAAP or Securities and Exchange Commission guidelines;

            (7)  any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133); and

            (8)  non-cash charges relating to employee stock-based compensation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any subsidiary guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

            (1)  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

            (2)  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

            (3)  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Employee Partnerships” means partnerships or trusts formed in connection with the Company’s After Payout Working Interest Incentive Plan (as described in “Certain relationships and transactions”) as in effect on the Issue Date or similar partnerships or trusts with employees or consultants intended to provide compensation or incentives through the sale or grant of partnership interests representing interests in oil and gas properties or prospects of the Company and its Restricted Subsidiaries, in each case as approved by the Compensation Committee of the Board or Directors of the Company, provided, that, after the Issue Date, the Company and its Restricted Subsidiaries shall not sell or grant to any such partnership or trust more than 10% of their respective interests in any particular oil and gas property or prospect.

“Equity Offering” means (i) a public offering for cash by the Company of its Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-4 or S-8 or (ii) a private offering to one or more institutional investors for cash by the Company of its Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

            (1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

            (2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a subsidiary guarantor, any Indebtedness of such subsidiary guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such subsidiary guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

            (1)  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

            (2)  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (3)  the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

            (4)  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

            (5)  Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

            (6)  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a subsidiary guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

            (7)  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

            (8)  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

            (9)  to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the preceding, Indebtedness shall not include Volumetric Production Payments. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

            (1)  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

            (2)  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

            (3)  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

            (a)  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

           (b)  if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

            (1)  Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

            (2)  endorsements of negotiable instruments and documents in the ordinary course of business; and

            (3)  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company (other than Disqualified Stock).

For purposes of “Certain covenants—Limitation on restricted payments,”

            (1)  “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary (as conclusively determined by the Board of Directors of the Company in good faith); provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

            (2)  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Minority Interest” means the percentage interest represented by any shares of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

            (1)  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

            (2)  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

            (3)  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

            (4)  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

            (1)  as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

   (2)  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

   (3)  the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any subsidiary guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith or providing drilling and related services and supplies and equipment, (c) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Holders” means Clayton Williams, Jr. and any Affiliate or Related Person thereof.

“Permitted Business Investment” means any Investment made in the ordinary course of the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, operating, processing, gathering, refining, storing, marketing, selling or transporting oil, gas and other Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

            (1)  ownership interests in oil and gas properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines or ancillary real property interests;

            (2)  Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties; and

            (3)  direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment;

provided, however that a “Permitted Business Investment” shall not include Investments in entities that are not classified as pass-through entities for U.S. federal, state and local and foreign income tax purposes.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

            (1)  the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

            (2)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is the Oil and Gas Business;

            (3)  cash and Cash Equivalents;

            (4)  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

            (5)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (6)  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; provided, however, that the Company and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith in connection with such loans or advances as if the Company had filed a registration statement with the SEC;

            (7)  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

            (8)  Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants—Limitation on sales of assets and subsidiary stock;”

            (9)  Investments in existence on the Issue Date and any amendment, renewal or replacement thereof that does not exceed the amount of the original Investment;

     (10)  Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness;”

     (11)  Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness;”

     (12)  any Asset Swap made in accordance with “Certain covenants—Limitation on sales of assets and subsidiary stock.”

     (13)  Permitted Business Investments or Investments in Employee Partnerships; and

     (14)  Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of such Investment not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets and (b) $20.0 million, in each case outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

            (1)  Liens securing Indebtedness and other obligations under, and related Hedging Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under, any Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on Indebtedness”);

            (2)  pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

            (3)  Liens imposed by law, including carriers’, warehousemen’s, mechanics’ materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

            (4)  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

            (5)  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

            (6)  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

            (7)  Liens securing Hedging Obligations;

            (8)  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

            (9)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

     (10)  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

            (a)  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

           (b)  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

     (11)  Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

            (a)  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

           (b)  such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

     (12)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

     (13)  Liens existing on the Issue Date;

     (14)  Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

     (15)  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

     (16)  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

     (17)  Liens securing the Notes, Subsidiary Guarantees and other obligations under the Indenture;

     (18)  Liens securing obligations under Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify Indebtedness that was previously so secured (other than Liens permitted pursuant to clause (1) above), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

     (19)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

     (20)  Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

     (21)  Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

     (22)  Liens on pipelines or pipeline facilities that arise by operation of law; and

     (23)  Liens securing obligations under Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $10.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

            (1)  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

            (2)  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

            (3)  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

            (4)  if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the subsidiary guarantors and the initial purchaser set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Person” with respect to any Permitted Holder means:

            (1)  any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse, family member, (including adopted children), heir or descendant of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

            (2)  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement, dated May 21, 2004, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “—Limitation on indebtedness”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such

Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a subsidiary guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“subsidiary guarantor” means the Restricted Subsidiaries of the Company who are party to the Indenture on the Issue Date and any other Restricted Subsidiary of the Company that later becomes a subsidiary guarantor in accordance with the Indenture.

“SWR Partnerships” means the oil and gas limited partnerships of which Southwest Royalties, Inc. (a wholly-owned subsidiary of the Company) is general partner, as of the Issue Date.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

“Unrestricted Subsidiary” means:

            (1)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

            (2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

            (1)  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

            (2)  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

            (3)  on the date of such designation, such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”

            (4)  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

            (5)  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

            (a)  to subscribe for additional Capital Stock of such Person; or

   (b)  to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

            (6)  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Form, denomination and registration of the notes

The new notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global notes and certificated notes, as further provided below.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased, (ii) to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any note not being redeemed or repurchased, or (iii) if a redemption or a repurchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or repurchase. See “—Global Notes” and “—Certificated Notes” for a description of additional transfer restrictions applicable to the notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Book-entry settlement and clearance

The global notes

Global notes representing the new notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Exchanges among the global notes

The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date. During the Distribution Compliance Period, beneficial interests in the Regulation S global note may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a “banking organization” within the meaning of the New York State Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•       will not be entitled to have notes represented by the global note registered in their names;

•       will not receive or be entitled to receive physical, certificated notes; and

•       will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•       DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•       DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•       we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•       certain other events provided in the indenture should occur.

Same day settlement and payment

The Indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The new notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Material United States federal income tax considerations

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of new notes for old notes but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect or are subject to different interpretations. This discussion does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, traders in securities that elect the mark to market method of accounting for their securities, tax-exempt organizations, dealers in securities or currencies, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the alternative minimum tax, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial holders who purchase the notes for cash at the issue price, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who hold the notes as capital assets (within the meaning of section 1221 of the Code). If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner or a partnership acquiring the notes, you should consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

We believe that the exchange of new notes for old notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

Investors considering the exchange of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•       an individual who is a U.S. citizen or U.S. resident alien;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•       a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the notes

The notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, you will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for federal income tax purposes.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note less any principal payments received. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%. The deductibility of capital losses may be subject to limitation.

Exchange of the notes

The exchange of the notes for publicly registered notes pursuant to an exchange offer would not constitute a material modification of the terms of the notes and therefore would not constitute a taxable event for U.S. federal income tax purposes. Consequently, you would not recognize gain upon the receipt of a registered note in exchange for a note in an exchange offer, your basis in a registered note received in an exchange offer would be the same as the basis of the note exchanged therefor and your holding period in the registered note would include your holding period in the original note.

Information reporting and backup withholding

Information reporting will generally apply to payments of interest and principal on, or the proceeds of the sale or other disposition of, notes held by you, unless you are a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

Consequences to non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust for U.S. federal income tax purposes, and you are not a U.S. holder.

Interest on the notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•       interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•       you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•       you are not a “controlled foreign corporation” that is directly or indirectly related to us.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “—Income or gain effectively connected with a U.S. trade or business.”

Disposition of notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•       the gain is effectively connected with the conduct by you of a U.S. trade or business (and where an applicable tax treaty applies, is attributable to your permanent establishment in the United States); or

•       you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Income or gain effectively connected with a U.S. trade or business

The preceding discussion of the tax consequences of the acquisition, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and where an applicable tax treaty applies, is attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. federal estate tax

Individual U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•       subject to the 30% United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•       effectively connected to the conduct by the holder of a trade or business in the United States.

Information reporting and backup withholding

Payments to non-U.S. holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty.

United States backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the foreign certification described in “—Interest on the

Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any exemption are not, in fact, satisfied.

Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•       is a United States person;

•       derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•       is a controlled foreign corporation for U.S. federal income tax purposes; or

•       is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS OF NOTES, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE ISSUER; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the notes and exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes or exchange notes by an ERISA Plan with respect to which any of Delta Petroleum Corporation, the initial purchaser, or the subsidiary guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes or exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or exchange note, each purchaser and subsequent transferee of a note or exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes and exchange notes.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS OF NOTES, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE ISSUER; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Plan of distribution

Based on interpretations by the staff of the Securities and Exchange Commission in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

•       you acquire the new notes in the ordinary course of your business; and

•       you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the date of such expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your representations to us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of the new notes.

We will not receive any proceeds from any resale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commission or concession of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the new notes offered in this exchange offer will be passed upon for us by Vinson & Elkins L.L.P. Austin, Texas.

Experts

The consolidated financial statements and schedules of Clayton Williams Energy, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004, consolidated financial statements refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003.

The consolidated financial statements of Southwest Royalties, Inc. as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003, and a change in method of computing depletion as of January 1, 2002. The audit report covering the December 31, 2003, consolidated financial statements also contains an explanatory paragraph that states that SWR’s default under certain debt agreements and net working capital deficit at December 31, 2003, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from reports of Williamson Petroleum Consultants, Inc., independent petroleum engineers, and Ryder Scott Company, L.P., petroleum consultants, and has been included in this prospectus in reliance on the authority of said firms as experts in giving such reports and regarding the matters contained in their reports.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, with respect to the new notes offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the new notes offered hereby, reference is made to the registration statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The registration statement and our other filings with the Securities and Exchange Commission may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room and its copy charges. In addition, our Securities and Exchange Commission filings may be accessed through our web site at http://www.claytonwilliams.com. The information on out website does not contribute a part of this prospectus and is not being incorporated by reference herein.

Pursuant to the Indenture under which the new notes will be issued, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the new notes remain outstanding, we will furnish to the holders of the new notes copies of the annual reports and any other information, documents and other reports which we would be required to file with the Securities and Exchange Commission if we were subject to Section 13 or 15(d) of the Securities Exchange Act of 1934. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will also agree to file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Any request of this nature should be directed to: Clayton Williams Energy, Inc., Attention: Patti Hollums, Six Desta Drive, Suite 6500, Midland, Texas 79705 (Tel. (432) 688-3419).

Incorporation by reference

In this prospectus, we have incorporated by reference certain information we have filed, or will file, with the Securities and Exchange Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any further filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.01 or Item 7.01 on any Current Report on Form 8-K) until we terminate this exchange offer:

•       Annual report on Form 10-K for the year ended December 31, 2004;

•       Quarterly reports on Form 10-Q for the quarters ended March 31, 2005, as amended, and June 30, 2005, as amended;

•       Current Reports on Form 8-K filed on February 11, 2005; February 24, 2005; March 2, 2005; March 3, 2005; April 7, 2005; April 14, 2005; June 1, 2005; June 3, 2005; June 6, 2005; July 1, 2005; July 20, 2005; July 22, 2005; August 31, 2005; and

•  Current Report on Form 8-K/A filed on June 23, 2004.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and subsequent to the date of this prospectus and prior to the termination of this exchange offer, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing such documents (excluding any information furnished pursuant to Item 2.01 or Item 7.01 on any Current Report on Form 8-K).

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents unless the exhibits are specifically incorporated by reference in the documents). Requests should be directed to Clayton Williams Energy, Inc., Attention: Patti Hollums, Six Desta Drive, Suite 6500, Midland, Texas 79705 (Tel. (432) 688-3419).

Clayton Williams Energy, Inc.

Offer to Exchange up to
$225,000,000 7 3/4% Senior Notes due 2013
issued by Clayton Williams Energy, Inc. on July 20, 2005
For
$225,000,000 7¾% Senior Notes due 2013
the offer and exchange of which have been registered under the Securities Act of 1933

              , 2005

Annex A

LETTER OF TRANSMITTAL
TO TENDER
OUTSTANDING 7 3/4% SENIOR NOTES DUE 2013
(ISSUED BY CLAYTON WILLIAMS ENERGY, INC. ON JULY 20, 2005)

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS DATED                     , 2005

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A., as Exchange Agent

By registered or certified mail:	By regular mail or overnight courier:	By hand:
Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Northstar East Building— 12th Floor Corporate Trust Services 608 Second Avenue South Minneapolis, MN 55402
Facsimile (eligible institutions only): (612) 667-4927 Telephone inquiries: (800) 344-5128

Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 7 3/4% SENIOR NOTES DUE 2013 WHICH WERE ISSUED BY THE COMPANY ON JULY 20, 2005 (THE “OLD NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW 7 3/4% SENIOR NOTES DUE 2013 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OLD NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated                     2005 (the “Prospectus”), of Clayton Williams Energy, Inc., a Delaware corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer to exchange (the “Exchange Offer”) its 7 3/4% Senior Notes due 2013 (the “New Notes”) the offer and sale of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 7 3/4% Senior Notes due 2013 which were issued on July 20, 2005 (the “Old Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in this Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Old notes in the Exchange Offer, the Exchange Agent must receive prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•       DTC has received your instructions to tender your Old Notes; and

•       You agree to be bound by the terms of this Letter of Transmittal

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

1.    By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.    By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Old Notes.

3.    The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4.    The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., Securities and Exchange Commission No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., Securities and Exchange Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Securities and Exchange Commission No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act (without compliance with the registration and prospectus delivery provisions of the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

5.    By tendering Old Notes in the Exchange Offer, you represent and warrant that:

a.    the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.    neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

c.    neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

d.    neither the holder nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company or, if you are an “affiliate,” and that you will comply with the registration and prospectus delivery requirement of the Securities Act to the extent applicable.

6.    You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of July 20, 2005 (the “Registration Rights Agreement”), by and among the Company and the Initial Purchaser (as defined therein). Such election may be made only by notifying the Company in writing at Clayton Williams Energy, Inc., Claydesta Center, 6 Desta Drive, Suite 1100, Midland, Texas 79705, Attention: L. Paul Latham, Executive Vice President and Chief Operating Officer. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Old Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7.    If you are a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

8.    Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

Instructions

Forming part of the terms and conditions of the exchange offer

1.   Book-Entry confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.   Partial Tenders.

Tenders of Old Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise communicated to the exchange agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.   Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give such notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

4.   Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, up to the expiration of the exchange offer any of the conditions of the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.   No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.   Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.   Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.   No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

Part II

Information not required in prospectus

Item 20.   Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director:

•       For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•       For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       Under Section 174 of the DGCL; or

•       For any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7), Article VI of our Second Restated Certificate of Incorporation, as amended, provides that, in general, no director of the registrant shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Article IX of our Second Restated Certificate of Incorporation, as amended, and Article VI of our Bylaws provide, in general, that we shall indemnify each of our directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

Item 21.   Exhibits and Financial Statement Schedules

(a)                   Exhibits

**2.1

Agreement and Plan of Merger among Clayton Williams Energy, Inc. and Southwest Royalties, Inc. dated May 3, 2004, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2004††

**3.1	Second Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Form S-2 Registration Statement, Commission File No. 333-13441
**3.2	Certificate of Amendment of Second Restated Certificate of Incorporation of Clayton Williams Energy, Inc., filed as Exhibit 3.1 to the Company’s Form 10-Q for the period ended September 30, 2000††
**3.3	Bylaws of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 1, 2005††
**4.1

Stock Purchase Agreement dated May 19, 2004 by and among Clayton Williams Energy, Inc. and various institutional investors, filed as Exhibit 4 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2004††

**4.2

Indenture, dated July 20, 2005, among Clayton Williams Energy, Inc., the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2005††

**4.3

Registration Rights Agreement dated July 20, 2005, among Clayton Williams Energy, Inc., the Subsidiary Guarantors and J.P. Morgan Securities Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2005††

*5.1	Opinion of Vinson & Elkins L.L.P.
**10.1

Amended and Restated Credit Agreement dated as of May 21, 2004 among Clayton Williams Energy, Inc., et al, and Bank One, NA, et al, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on June 23, 2004††

**10.2	First Amendment to Amended and Restated Credit Agreement dated July 18, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 19, 2005 ††
**10.3

Senior Term Credit Agreement dated as of May 21, 2004 among Clayton Williams Energy, Inc., et al, and Bank One, NA, et al, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on June 23, 2004††

**10.4†	1993 Stock Compensation Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 033-68318
**10.5†	First Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.11 to the Company’s Form 10-K for the period ended December 31, 1995††
**10.6†	Second Amendment to the 1993 Stock Compensation Plan, filed as Exhibit 10.2 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68318
**10.7†	Third Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.4 to the Company’s Form S-8 Registration Statement, Commission File No. 333-47232
**10.8†	Fourth Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.5 to the Company’s Form S-8 Registration Statement, Commission File No. 333-47232
**10.9†	Outside Directors Stock Option Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68316
**10.10†	First Amendment to Outside Directors Stock Option Plan, filed as Exhibit 10.13 to the Company’s Form 10-K for the period ended December 31, 1995††
**10.11†	Bonus Incentive Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68320
**10.12†	First Amendment to Bonus Incentive Plan, filed as Exhibit 10.9 to the Company’s Form 10-K for the period ended December 31, 1997††
**10.13†

Scudder Trust Company Prototype Defined Contribution Plan adopted by Clayton Williams Energy, Inc. effective as of August 1, 2004, filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004††

**10.14†	Executive Incentive Stock Compensation Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-92834
**10.15†	First Amendment to Executive Incentive Stock Compensation Plan, filed as Exhibit 10.16 to the Company’s Form 10-K for the period ended December 31, 1996††
**10.16

Consolidation Agreement dated May 13, 1993 among Clayton Williams Energy, Inc., Warrior Gas Co. and the Williams Entities, filed as Exhibit 10.1 to the Company’s Form S-1 Registration Statement, Commission File No. 033-43350

**10.17

Amendment to Consolidation Agreement dated August 7, 2000 among Clayton Williams Energy, Inc., Warrior Gas Co., Clayton W. Williams, Jr. and the Williams Companies, filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended September 30, 2000††

**10.18	Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.42 to the Company’s Form S-1 Registration Statement, Commission File No. 033-43350
**10.19

Second Amended and Restated Service Agreement effective March 1, 2005 among Clayton Williams Energy, Inc. and its subsidiaries, Clayton Williams Ranch Holdings, Inc., ClayDesta L.P., Clayton Williams Partnership, Ltd. and CWPLCO, Inc., filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2005††

**10.20†	East Texas/Chalk Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.21 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.21†	Louisiana Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.22 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.22†	New Mexico Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.23 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.23†	South Texas Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.24 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.24†	West Texas I Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.25 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.25†	West Texas II Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.26 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.26†	Agreement of Limited Partnership of CWEI South Louisiana I, L.P. dated October 1, 2002, filed as Exhibit 10.27 to the Company’s Form 10-K for the period ended December 31, 2002††
**10.27†	Agreement of Limited Partnership of CWEI Cotton Valley I, L.P. dated October 1, 2002, filed as Exhibit 10.28 to the Company’s Form 10-K for the period ended December 31, 2002††
**10.28†	Agreement of Limited Partnership of CWEI Romere Pass, L.P. dated October 1, 2002, filed as Exhibit 10.29 to the Company’s Form 10-K for the period ended December 31, 2002††

**10.29†	Agreement of Limited Partnership of CWEI Longfellow Ranch I, L.P. dated April 1, 2003, filed as Exhibit 10.32 to the Company’s Form 10-K for the period ended December 31, 2003††
**10.30†	Agreement of Limited Partnership of CWEI South Louisiana II, L.P. effective as of January 1, 2004, filed as Exhibit 10.29 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.31†	Agreement of Limited Partnership of CWEI Mississippi I, L.P. effective as of January 1, 2004, filed as Exhibit 10.30 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.32†	Agreement of Limited Partnership of Rocky Arroyo, L.P. effective as of January 2, 2005, filed as Exhibit 10.31 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.33†	Agreement of Limited Partnership of CWEI Mississippi II, L.P. effective as of January 2, 2005, filed as Exhibit 10.32 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.34†	Agreement of Limited Partnership of CWEI West Pyle/McGonagill, L.P. effective as of January 2, 2005, filed as Exhibit 10.33 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.35†	Agreement of Limited Partnership of CWEI Destefano, L.P. effective as of January 2, 2005, filed as Exhibit 10.34 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.36†	Amendment to Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.35 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.37†	Second Amendment to Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.36 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.38†	Form of stock option agreement for 1993 Stock Compensation Plan, filed as Exhibit 10.37 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.39†	Form of stock option agreement for Outside Directors Stock Option Plan filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004††
**10.40†

Agreement of Limited Partnership of CWEI South Louisiana III, L.P. effective as of March 1, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2005††

**10.41†

Agreement of Limited Partnership of CWEI North Louisiana, L.P. effective as of March 1, 2005 filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2005††

**10.42†	Agreement of Limited Partnership of Floyd Prospect, L.P. effective as of June 1, 2005 filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2005††
*12.1	Computation of Ratio of Earnings to Fixed Charges

*21	Subsidiaries of the Registrant
*23.1	Consent of KPMG LLP
*23.2	Consent of KPMG LLP
*23.3	Consent of Williamson Petroleum Consultants, Inc.
*23.4	Consent of Ryder Scott Company, L.P.
*24.1	Power of Attorney (included in the signature pages of this Registration Statement).
*25	Statement of eligibility of trustee

*     Filed herewith.

**   Incorporated by reference to the filing indicated.

†     Identifies an Exhibit that consists of or includes a management contract or compensatory plan or arrangement.

††   Filed under the Company’s Commission File No. 001-10924.

(b)                  Financial Statement Schedules

All financial statements, financial statement schedules and reports of independent accountants are included or incorporated by reference in the Prospectus.

Item 22.   Undertakings

The undersigned co-registrants hereby undertake:

   (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

  (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned co-registrants hereby undertake to respond to the requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on September 1, 2005.

CLAYTON WILLIAMS ENERGY, INC.
By:	/s/ MEL G. RIGGS
Mel G. Riggs
Senior Vice President—Finance and Chief Financial Officer
By:	/s/ L. PAUL LATHAM
L. Paul Latham
Executive Vice President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Paul Latham and Mel G. Riggs and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS*	Chairman of the Board, President and	September 1, 2005
Clayton W. Williams	Chief Executive Officer and Director (principal executive officer)
/s/ L. PAUL LATHAM	Executive Vice President, Chief Operating	September 1, 2005
L. Paul Latham	Officer and Director

	/s/ MEL G. RIGGS	Senior Vice President—Finance, Secretary,	September 1, 2005
	Mel G. Riggs	Treasurer, Chief Financial Officer and Director (principal financial officer)
	/s/ MICHAEL L. POLLARD	Vice President—Accounting (principal	September 1, 2005
	Michael L. Pollard	accounting officer)
	/s/ STANLEY S. BEARD*	Director	September 1, 2005
Stanley S. Beard
	/s/ ROBERT L. PARKER*	Director	September 1, 2005
Robert L. Parker
	*/s/ L. PAUL LATHAM	Director	September 1, 2005
By:	L. Paul Latham
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

WARRIOR GAS COMPANY
By:	/s/ L. PAUL LATHAM
L. Paul Latham
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	Vice President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

SOUTHWEST ROYALTIES, INC.
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President, Treasurer and Director	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

ROMERE PASS ACQUISITION L.L.C.
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Manager	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Manager	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

BLUE HEEL COMPANY
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

TEX-HAL PARTNERS, INC.
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

CWEI ACQUISITIONS, INC.
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on the 1st day of September, 2005.

CWEI ROMERE PASS ACQUISITION CORP.
By:	/s/ L. PAUL LATHAM
L. Paul Latham
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CLAYTON W. WILLIAMS	Chairman of the Board and Director	September 1, 2005
Clayton W. Williams
/s/ L. PAUL LATHAM	President and Director	September 1, 2005
L. Paul Latham	(principal executive officer)
/s/ MEL G. RIGGS	Vice President and Treasurer	September 1, 2005
Mel G. Riggs	(principal accounting officer) (principal financial officer)

Index to exhibits

**2.1

Agreement and Plan of Merger among Clayton Williams Energy, Inc. and Southwest Royalties, Inc. dated May 3, 2004, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2004††

**3.1	Second Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Form S-2 Registration Statement, Commission File No. 333-13441
**3.2	Certificate of Amendment of Second Restated Certificate of Incorporation of Clayton Williams Energy, Inc., filed as Exhibit 3.1 to the Company’s Form 10-Q for the period ended September 30, 2000††
**3.3	Bylaws of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 1, 2005††
**4.1

Stock Purchase Agreement dated May 19, 2004 by and among Clayton Williams Energy, Inc. and various institutional investors, filed as Exhibit 4 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2004††

**4.2

Indenture, dated July 20, 2005, among Clayton Williams Energy, Inc., the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2005††

**4.3

Registration Rights Agreement dated July 20, 2005, among Clayton Williams Energy, Inc., the Subsidiary Guarantors and J.P. Morgan Securities Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2005††

*5.1	Opinion of Vinson & Elkins L.L.P.
**10.1

Amended and Restated Credit Agreement dated as of May 21, 2004 among Clayton Williams Energy, Inc., et al, and Bank One, NA, et al, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on June 23, 2004††

**10.2	First Amendment to Amended and Restated Credit Agreement dated July 18, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 19, 2005 ††
**10.3

Senior Term Credit Agreement dated as of May 21, 2004 among Clayton Williams Energy, Inc., et al, and Bank One, NA, et al, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on June 23, 2004††

**10.4†	1993 Stock Compensation Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 033-68318
**10.5†	First Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.11 to the Company’s Form 10-K for the period ended December 31, 1995††
**10.6†	Second Amendment to the 1993 Stock Compensation Plan, filed as Exhibit 10.2 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68318
**10.7†	Third Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.4 to the Company’s Form S-8 Registration Statement, Commission File No. 333-47232
**10.8†	Fourth Amendment to 1993 Stock Compensation Plan, filed as Exhibit 10.5 to the Company’s Form S-8 Registration Statement, Commission File No. 333-47232
**10.9†	Outside Directors Stock Option Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68316

**10.10†	First Amendment to Outside Directors Stock Option Plan, filed as Exhibit 10.13 to the Company’s Form 10-K for the period ended December 31, 1995††
**10.11†	Bonus Incentive Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-68320
**10.12†	First Amendment to Bonus Incentive Plan, filed as Exhibit 10.9 to the Company’s Form 10-K for the period ended December 31, 1997††
**10.13†

Scudder Trust Company Prototype Defined Contribution Plan adopted by Clayton Williams Energy, Inc. effective as of August 1, 2004, filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004††

**10.14†	Executive Incentive Stock Compensation Plan, filed as Exhibit 10.1 to the Company’s Form S-8 Registration Statement, Commission File No. 33-92834
**10.15†	First Amendment to Executive Incentive Stock Compensation Plan, filed as Exhibit 10.16 to the Company’s Form 10-K for the period ended December 31, 1996††
**10.16

Consolidation Agreement dated May 13, 1993 among Clayton Williams Energy, Inc., Warrior Gas Co. and the Williams Entities, filed as Exhibit 10.1 to the Company’s Form S-1 Registration Statement, Commission File No. 033-43350

**10.17

Amendment to Consolidation Agreement dated August 7, 2000 among Clayton Williams Energy, Inc., Warrior Gas Co., Clayton W. Williams, Jr. and the Williams Companies, filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended September 30, 2000††

**10.18	Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.42 to the Company’s Form S-1 Registration Statement, Commission File No. 033-43350
**10.19

Second Amended and Restated Service Agreement effective March 1, 2005 among Clayton Williams Energy, Inc. and its subsidiaries, Clayton Williams Ranch Holdings, Inc., ClayDesta L.P., Clayton Williams Partnership, Ltd. and CWPLCO, Inc., filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 3, 2005††

**10.20†	East Texas/Chalk Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.21 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.21†	Louisiana Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.22 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.22†	New Mexico Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.23 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.23†	South Texas Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.24 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.24†	West Texas I Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.25 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.25†	West Texas II Working Interest Trust Agreement dated May 30, 2001, filed as Exhibit 10.26 to the Company’s Form 10-K for the period ended December 31, 2001††
**10.26†	Agreement of Limited Partnership of CWEI South Louisiana I, L.P. dated October 1, 2002, filed as Exhibit 10.27 to the Company’s Form 10-K for the period ended December 31, 2002††
**10.27†	Agreement of Limited Partnership of CWEI Cotton Valley I, L.P. dated October 1, 2002, filed as Exhibit 10.28 to the Company’s Form 10-K for the period ended December 31, 2002††

**10.28†	Agreement of Limited Partnership of CWEI Romere Pass, L.P. dated October 1, 2002, filed as Exhibit 10.29 to the Company’s Form 10-K for the period ended December 31, 2002††
**10.29†	Agreement of Limited Partnership of CWEI Longfellow Ranch I, L.P. dated April 1, 2003, filed as Exhibit 10.32 to the Company’s Form 10-K for the period ended December 31, 2003††
**10.30†	Agreement of Limited Partnership of CWEI South Louisiana II, L.P. effective as of January 1, 2004, filed as Exhibit 10.29 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.31†	Agreement of Limited Partnership of CWEI Mississippi I, L.P. effective as of January 1, 2004, filed as Exhibit 10.30 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.32†	Agreement of Limited Partnership of Rocky Arroyo, L.P. effective as of January 2, 2005, filed as Exhibit 10.31 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.33†	Agreement of Limited Partnership of CWEI Mississippi II, L.P. effective as of January 2, 2005, filed as Exhibit 10.32 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.34†	Agreement of Limited Partnership of CWEI West Pyle/McGonagill, L.P. effective as of January 2, 2005, filed as Exhibit 10.33 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.35†	Agreement of Limited Partnership of CWEI Destefano, L.P. effective as of January 2, 2005, filed as Exhibit 10.34 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.36†	Amendment to Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.35 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.37†	Second Amendment to Agreement dated April 23, 1993 between the Company and Robert C. Lyon, filed as Exhibit 10.36 to the Company’s Form 10-K for the period ended December 31, 2004††
**10.38†	Form of stock option agreement for 1993 Stock Compensation Plan, filed as Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the period ended December 13, 2004††
**10.39†	Form of stock option agreement for Outside Directors Stock Option Plan filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2004††
**10.40†

Agreement of Limited Partnership of CWEI South Louisiana III, L.P. effective as of March 1, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2005††

**10.41†

Agreement of Limited Partnership of CWEI North Louisiana, L.P. effective as of March 1, 2005 filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2005††

**10.42†	Agreement of Limited Partnership of Floyd Prospect, L.P. effective as of June 1, 2005 filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2005††
*12.1	Computation of Ratio of Earnings to Fixed Charges
*21	Subsidiaries of the Registrant

*23.1	Consent of KPMG LLP
*23.2	Consent of KPMG LLP
*23.3	Consent of Williamson Petroleum Consultants, Inc.
*23.4	Consent of Ryder Scott Company, L.P.
*24.1	Power of Attorney (included in the signature pages of this Registration Statement).
*25	Statement of eligibility of trustee

*     Filed herewith.

**   Incorporated by reference to the filing indicated.

†     Identifies an Exhibit that consists of or includes a management contract or compensatory plan or arrangement.

††   Filed under the Company’s Commission File No. 001-10924.